UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material under §240.14a-12

ELECTRONICS FOR IMAGING, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ELECTRONICS FOR IMAGING, INC.

303 Velocity Way

Foster City, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 11, 2012

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), will be held on May 11, 2012 at 9:00 a.m., Pacific Time, at the Company’s corporate headquarters, 303 Velocity Way, Foster City, California 94404 for the following purposes:

1.	To elect six (6) directors to hold office until the next annual meeting or until their successors are duly elected and qualified.

2.	To approve a non-binding advisory proposal on executive compensation.

3.	To ratify the appointment of the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2012.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has approved the proposals described in the Proxy Statement and recommends that you vote “FOR” the election of all nominees for director in Proposal 1 and “FOR” Proposals 2 and 3.

Only stockholders of record at the close of business on March 27, 2012 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to submit your proxy electronically, by telephone or by marking, signing, dating and returning the enclosed proxy for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

Sincerely,

/s/ BRYAN KO
Bryan Ko Secretary

Foster City, California

April 5, 2012

YOUR VOTE IS IMPORTANT.

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING,

YOU ARE REQUESTED TO SUBMIT YOUR PROXY ELECTRONICALLY OR BY TELEPHONE,

AS DESCRIBED UNDER “SUBMISSION OF PROXIES; INTERNET AND TELEPHONE VOTING”

IN THE ATTACHED PROXY STATEMENT, OR

COMPLETE, SIGN AND DATE THE ENCLOSED PROXY

AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

ELECTRONICS FOR IMAGING, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

May 11, 2012

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of ELECTRONICS FOR IMAGING , INC., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on May 11, 2012 at 9:00 a.m., Pacific Time (the “Annual Meeting”), or at any adjournment or postponement thereof. The Annual Meeting will be held at the Company’s corporate headquarters, 303 Velocity Way, Foster City, California 94404. The Company intends to mail this Proxy Statement and accompanying proxy card on or about April 6, 2012 to stockholders entitled to vote at the Annual Meeting.

At the Annual Meeting, the stockholders of the Company will be asked: (1) to elect six (6) directors to hold office until the next annual meeting or until their successors are duly elected and qualified; (2) to provide a non-binding advisory vote to approve the Company’s executive compensation program; (3) to ratify the appointment of the Company’s independent registered public accounting firm for the Company for the fiscal year ending December 31, 2012; and (4) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof. All proxies which are properly completed, signed and returned to the Company or properly submitted electronically or by telephone prior to the Annual Meeting will be voted.

Voting Rights and Outstanding Shares

Only stockholders of record at the close of business on March 27, 2012 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, the Company had outstanding and entitled to vote 46,317,526 shares of common stock. The holders of a majority of the shares outstanding and entitled to vote at the Annual Meeting constitute a quorum. Therefore, the Company will need at least 23,158,764 shares entitled to vote present in person, by telephone or by proxy at the Annual Meeting for a quorum to exist. Each holder of record of common stock on the Record Date will be entitled to one vote per share on all matters to be voted upon by the stockholders. There is no cumulative voting for the election of directors.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, withheld votes and broker non-votes. Abstentions, withheld votes and broker non-votes are counted as present for purposes of establishing a quorum for the transaction of business at the Annual Meeting. Abstentions represent a stockholder’s affirmative choice to decline to vote on a proposal. Broker non-votes occur when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular matter because such broker, bank or other nominee does not have discretionary authority to vote on that matter and has not received voting instructions from the beneficial owner. Brokers, banks and other nominees typically do not have discretionary authority to vote on non-routine matters. Under the rules of the New York Stock Exchange (the “NYSE”), as amended (the “NYSE Rules”), which apply to all NYSE-licensed brokers, brokers have discretionary authority to vote on routine matters when they have not received timely voting instructions from the beneficial owner.

Stockholders’ choices for Proposal One (election of directors) are limited to “for” and “withhold.” A plurality of the shares of common stock voting in person or by proxy is required to elect each of the six (6) nominees for director under Proposal One. A plurality means that the six (6) nominees receiving the largest number of votes cast (votes “for”) will be elected. Because the election of directors under Proposal One is considered to be a non-routine matter under the NYSE Rules, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal One, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Abstentions and broker non-votes will have no effect on the outcome of Proposal One because the election of directors is based on the votes actually cast. Withheld votes will be considered for purposes of the Company’s “majority withheld vote” policy as set forth in the Company’s Board of Director Guidelines (the “Board of Director Guidelines”). The Board of Director Guidelines can be found at the Company’s website at www.efi.com.

The affirmative vote of a majority of shares entitled to vote that are present in person or by proxy is required to approve Proposal Two (advisory vote on executive compensation). Because the advisory vote under Proposal Two is considered to be a non-routine matter under the NYSE Rules, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal Two, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Abstentions will have the same effect as negative votes on this proposal because they represent votes that are present, but not cast. Although broker non-votes are considered present for quorum purposes, they are not considered entitled to vote, and so have no effect on the outcome of Proposal Two.

The affirmative vote of a majority of shares entitled to vote that are present in person or by proxy is required to ratify the selection of the independent registered public accounting firm for the fiscal year ending December 31, 2012 under Proposal Three (ratification of appointment of auditors). Abstentions have the same effect as negative votes on this proposal because they represent votes that are present, but not cast. Proposal Three is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal Three, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors.

Please be advised that Proposal Two (advisory vote on executive compensation) and Proposal Three (Ratification of appointment of auditors) are advisory only and not binding on the Company. Our Board of Directors will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders.

Adjournment of Meeting

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of shares entitled to vote present in person or by proxy at the Annual Meeting.

Submission of Proxies; Internet and Telephone Voting

If you hold shares as a registered stockholder in your own name, you should complete, sign and date the enclosed proxy card as promptly as possible and return it using the enclosed envelope. If your completed proxy card is received prior to or at the Annual Meeting, your shares will be voted in accordance with your voting instructions. If you sign and return your proxy card but do not give voting instructions, your shares will be voted FOR (1) the election of the Company’s six (6) nominees as directors; (2) the advisory vote on executive compensation; (3) the ratification of the appointment of the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2012; and (4) as the proxy holders deem advisable, in their discretion, on other matters that may properly come before the Annual Meeting. If you hold shares through a bank or brokerage firm, the bank or brokerage firm will provide you with separate voting instructions on a form you will receive from them. Many such firms make telephone or Internet voting available, but the specific processes available will depend on those firms’ individual arrangements.

Solicitation

The cost of preparing, assembling, printing and mailing the Proxy Statement, the Notice of Annual Meeting and the enclosed proxy, as well as the cost of soliciting proxies relating to the Company’s proposals for the Annual Meeting, will be borne by the Company. The Company will request banks, brokers, dealers and voting trustees or other nominees to solicit their customers who are beneficial owners of shares listed of record in names of nominees and will reimburse such nominees for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of proxies by mail may be supplemented by telephone, facsimile, telegram, email and personal solicitation by directors, officers and regular employees of the Company or, at the Company’s request, a proxy solicitation firm. No additional compensation will be paid to directors, officers or other regular employees of the Company for such services, but a proxy solicitation firm will be paid a customary fee if it renders solicitation services.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at the Company’s principal executive office, 303 Velocity Way, Foster City, California 94404, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Stockholder Proposals To Be Presented at Next Annual Meeting

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s annual meeting of stockholders to be held in 2013, pursuant to Securities and Exchange Commission (the “SEC”) Rule 14a-8, is currently expected to be December 6, 2012. The Company’s amended and restated bylaws (the “Bylaws”) also establish a deadline with respect to discretionary voting for submission of stockholder proposals that are not intended to be included in the Company’s proxy statement. For nominations of persons for election to the Board of Directors and other business to be properly brought before the 2013 annual meeting by a stockholder, notice must be delivered to or mailed and received at the principal executive offices of the Company not earlier than the close of business on January 11, 2013 and not later than the close of business on February 10, 2013 (the “Discretionary Vote Deadline”). These deadlines are subject to change if the date of the 2013 annual meeting is more than 30 calendar days before or more than 60 calendar days after the date of the Annual Meeting. If a stockholder gives notice of such proposal after the Discretionary Vote Deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote the shares they represent as the Board of Directors may recommend, which may include a vote against the stockholder proposal when and if the proposal is raised at the Company’s 2013 annual meeting.

Additional Copies

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “Annual Report”) will be mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Except to the extent expressly incorporated by reference into this Proxy Statement, the Annual Report does not constitute, and should not be considered, a part of this proxy solicitation material.

If you would like a copy of the Annual Report, the Company will provide one to you free of charge upon your written request to Investor Relations at Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 11, 2012: The Company’s Proxy Statement dated APRIL 5, 2012 and Annual Report are available electronically at http://ir.efi.com/proxy.cfm.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

There are six (6) nominees for election at the Annual Meeting. Each nominee currently serves as a director and, was elected by stockholders at the 2011 annual meeting. On December 29, 2011, Fred Rosenzweig notified the Company of his resignation from the Board of Directors effective December 31, 2011. Votes cannot be cast, whether in person or by proxy, for more individuals than the six (6) nominees named in this Proxy Statement. Following the Annual Meeting, the Board of Directors will consist of six (6) members. Although fewer nominees are named than the number fixed by the Bylaws, proxies cannot be voted for a greater number of persons than the number of nominees named. The Board may elect additional members in the future in accordance with the Bylaws.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six (6) nominees named below. In the event that any Board of Director’s nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors by the present Board of Directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible. Each person has been recommended for nomination by the Nominating and Governance Committee of the Board of Directors and has been nominated by the Board of Directors for election. Each person nominated for election has agreed to serve, and the Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next annual meeting of stockholders or until his successor has been duly elected and qualified, or until such director’s earlier death, resignation or removal.

As set forth in the Company’s Board of Director Guidelines and the Nominating and Governance Committee Charter, the Company has a majority voting policy for the election of directors in an uncontested election. Pursuant to this policy, in the event that a nominee for director in an uncontested election receives more “withheld” votes for his or her election than “for” votes, the director must submit a resignation to the Board of Directors. The Nominating and Governance Committee of the Board of Directors will evaluate and make a recommendation to the Board of Directors with respect to the offered resignation. The Board of Directors will take action on the recommendation within 90 days following certification of the stockholder vote. No director who tenders a resignation may participate in the Nominating and Governance Committee’s or the Board of Directors’ consideration of the matter. The Company will publicly disclose the Board of Directors’ decision including, as applicable, the reasons for rejecting a resignation.

The names of the nominees, each of whom is currently a director of the Company elected by the stockholders or appointed by the Board of Directors, and certain information about them as of March 27, 2012 are set forth below.

Name of Nominee and Principal Occupation	Age	Director Since
Eric Brown(3)	46	2011
Chief Operating Officer, Chief Financial Officer and Executive Vice President, Polycom, Inc.
Gill Cogan(1)(2)	60	1992
Founding Partner, Opus Capital Ventures LLC
Guy Gecht	46	2000
Chief Executive Officer of the Company
Thomas Georgens(3)	52	2008
Chief Executive Officer, President and Director, NetApp, Inc.
Richard A. Kashnow(2)(3)	70	2008
Consultant, Self-Employed
Dan Maydan(1)(2)	76	1996
Member, Board of Trustees, Palo Alto Medical Foundation

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Governance Committee.
(3)	Member of the Audit Committee.

Mr. Brown has served as a director of the Company since April 7, 2011. Mr. Brown has served as Chief Operating Officer, Chief Financial Officer and Executive Vice President of Polycom, Inc. since February 21, 2012. Prior to that Mr. Brown served as Executive Vice President, Chief Financial Officer of Electronic Arts, Inc., an interactive entertainment software company, from April 2008 to February 2012. From January 2005 to April 2008, Mr. Brown worked at McAfee, Inc., a security technology company, serving as Chief Operating Officer and Chief Financial Officer. Mr. Brown was the President and Chief Financial Officer of MicroStrategy Incorporated, a business intelligence software provider, from 2000 until 2004. From 1998 to 2000, Mr. Brown worked at Electronic Arts as Vice President and Chief Operating Officer of the Electronic Arts Redwood Shores (California) studio division. From 1995 to 1998, Mr. Brown was co-founder and Chief Financial Officer of Datasage, Inc., a Boston-based enterprise technology company. Mr. Brown received a B.S. in Chemistry from the Massachusetts Institute of Technology and a M.B.A from the MIT Sloan School of Management. Mr. Brown’s oversight of worldwide business and finance operations with responsibility for public company financial reporting, balance sheet management, audit, and tax matters provides the Board of Directors with a broad range of expertise on various operational and financial issues facing a global organization.

Mr. Cogan has served as a director of the Company since 1992 and as Chairman of the Board of Directors since June 28, 2007. Mr. Cogan is a founding Partner of Opus Capital Ventures LLC, a venture capital firm established in 2005. Previously, he was the Managing Partner of Lightspeed Venture Partners, a venture capital firm, from 2000 to 2005. From 1991 until 2000, Mr. Cogan was Managing General Partner of Weiss, Peck & Greer Venture Partners, L.P., a venture capital firm. From 1986 to 1990, Mr. Cogan was a partner of Adler & Company, a venture capital group handling technology-related investments. From 1983 to 1985, he was Chairman and Chief Executive Officer of Formtek, Inc., an imaging and data management computer company, whose products were based upon technology developed at Carnegie-Mellon University. Mr. Cogan is currently a director of several privately held companies. Mr. Cogan holds an M.B.A. from the University of California at Los Angeles. Mr. Cogan’s experience in venture capital firms brings him extensive knowledge of technology companies that is valuable to the Board of Directors’ discussions of the Company’s technology-related investments.

Mr. Gecht was appointed Chief Executive Officer of the Company on January 1, 2000. From July 1999 to January 2000, he served as President of the Company. From January 1999 to July 1999, he was Vice President and General Manager of Fiery products of the Company. From October 1995 through January 1999, he served as Director of Software Engineering. Prior to joining the Company, Mr. Gecht was Director of Engineering at Interro Systems, Inc., a technology company, from 1993 to 1995. From 1991 to 1993, he served as Software Manager of ASP Computer Products, a networking company, and from 1990 to 1991 he served as Manager of Networking Systems for Apple Israel, a technology company. From 1985 to 1990, he served as an officer in the Israeli Defense Forces, managing an engineering development team, and later was an acting manager of one of the IDF high-tech departments. Mr. Gecht currently serves as a member of the board of directors, audit committee and compensation committee of Check Point Software Technologies Ltd., a global information technology security company. Mr. Gecht holds a B.S. in Computer Science and Mathematics from Ben Gurion University in Israel. Mr. Gecht’s different previous roles within the Company, along with his experience as the Company’s Chief Executive Officer for over ten (10) years, give him unique insights into the Company’s challenges, opportunities and operations.

Mr. Georgens has served as a director of the Company since 2008. Mr. Georgens is currently Chief Executive Officer, President and Director of NetApp, Inc., a provider of data management solutions. Prior to becoming its Chief Executive Officer, from February 2008 to August 2009, Mr. Georgens was President and Chief Operating Officer of NetApp, Inc. From January 2007 to January 2008, Mr. Georgens was Executive Vice President,

Product Operations and from October 2005 to January 2007, he was Executive Vice President and General Manager of Enterprise Storage Systems for NetApp, Inc. From 1996 to 2005, Mr. Georgens served LSI Logic and its subsidiaries, including Engenio, in various capacities, including as President, Chief Executive Officer, Vice President and General Manager, and Director. Prior to working with LSI Logic and its subsidiaries, Mr. Georgens spent 11 years at EMC Corporation in a variety of engineering and marketing positions. Mr. Georgens graduated from Rensselaer Polytechnic Institute with a B.S. and M.Eng. degrees in Computer and Systems Engineering, and also holds an M.B.A. from Babson College. Mr. Georgens’s current role of Chief Executive Officer of a NASDAQ-100 company brings to the Board of Directors the perspective of a leader facing similar current economic, social and governance issues. In addition, his role provides Mr. Georgens with insight in the preparation and review of financial statements of a public company.

Mr. Kashnow has served as a director of the Company since 2008. Since 2003, Mr. Kashnow has been self-employed as a consultant. From 1999 until 2003, Mr. Kashnow served as President of Tyco Ventures, the venture capital unit he established for Tyco International, Inc., a diversified manufacturing and services company. From 1995 to 1999, he served as Chairman, Chief Executive Officer, and President of Raychem Corporation, a global technology materials company. He started his career as a physicist at General Electric’s Corporate Research and Development Center in 1970. During his seventeen years with General Electric, he progressed through a series of technical and general management assignments. He served in the U.S. Army between 1968 and 1970 and completed his active duty tour as a captain. He also serves on the board of directors of Ariba, Inc., a public company providing on-demand spend management solutions. Until March 2008, he served as Chairman of ActivIdentity, a public software security company. Until September 2007, he also served as Chairman of Komag, Inc., a public data storage media company, which was acquired at that time by Western Digital. Until September 2006, he served on the board of directors of Parkervision, Inc., a radio frequency technology company, and as Chairman of its Compensation Committee. Mr. Kashnow received a Ph.D. in Physics from Tufts University in 1968 and a B.S. in Physics from Worcester Polytechnic Institute in 1963. Mr. Kashnow’s experience in supervising a principal financial officer as the former Chief Executive Officer of Raychem Corporation provides the Board of Directors with a perspective of an executive involved in the preparation and review of financial statements of a public company.

Dr. Maydan has served as a director of the Company since 1996. Dr. Maydan was President of Applied Materials Inc., a semiconductor manufacturing equipment company, from January 1994 to April 2003 and a member of that company’s board of directors from June 1992 to October 2005. From March 1990 to January 1994, Dr. Maydan served as Applied Materials’ Executive Vice President, with responsibility for all product lines and new product development. Before joining Applied Materials in September 1980, Dr. Maydan spent thirteen years managing new technology development at Bell Laboratories during which time he pioneered laser recording of data on thin-metal films and made significant advances in photolithography and vapor deposition technology for semiconductor manufacturing. In 1998, Dr. Maydan was elected to the National Academy of Engineering. He serves on the board of directors of Infinera Corporation, a digital optical communications company and the board of directors of a privately held company. Dr. Maydan is a member of the Board of Trustees of the Palo Alto Medical Foundation (P.A.M.F.). Dr. Maydan received his B.S. and M.S. degrees in Electrical Engineering from Technion, the Israel Institute of Technology, and his Ph.D. in Physics from Edinburgh University in Scotland. Dr. Maydan’s broad experience in technology, innovation, marketing and operations provides the Board of Directors with a global perspective on the issues faced by manufacturing and technology companies.

Vote Required

Subject to the “majority withheld votes” policy in the Board of Director Guidelines, directors are elected if they receive a plurality of the votes present in person or represented by proxy at the Annual Meeting. Accordingly, the six (6) nominees receiving the largest number of votes cast (votes “for”) will be elected.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote “FOR” the election of all six (6) nominees listed above. Proxies received by the Company will be voted “FOR” the election of all nominees listed above unless the stockholder specifies otherwise in the proxy.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Meetings of Board of Directors and Committees

The Board of Directors of the Company held a total of five (5) meetings in 2011 and acted once (1) by unanimous written consent. The Board of Directors has established the following committees, among others, to assist the Board of Directors in discharging its duties: (i) an Audit Committee, (ii) a Compensation Committee and (iii) a Nominating and Governance Committee (collectively, the “Board Committees”). Current copies of the charters for the Board Committees can be found on the Company’s website at www.efi.com. Each director attended 75% or more of the total number of meetings of the Board of Directors and of the Board Committees upon which such director served during 2011.

Audit Committee

The Audit Committee currently consists of Directors Georgens, Brown (Chairman) and Kashnow. The Audit Committee conducted ten (10) meetings in 2011. Dr. Maydan served as a member of the Audit Committee for part of 2011, until April 7, 2011. The Audit Committee oversees the accounting and financial reporting processes of the Company and audits of the financial statements of the Company and assists the Board of Directors in oversight and monitoring of the integrity of the Company’s financial statements, the Company’s compliance with certain legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, and the Company’s systems of internal controls. The Audit Committee also approves the engagement of and the services to be performed by the Company’s independent auditors. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules (the “NASDAQ Rules”) and also meet the additional criteria for independence of Audit Committee members set forth in Section 10A(m) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as defined by the SEC.

The Audit Committee oversees the Company’s Ethics Program, which presently includes, among other things, the Company’s Code of Business Conduct and Ethics, the Company’s Code of Ethics for the Management Team, the Company’s Code of Ethics for the Accounting and Finance Team and the Company’s Code of Ethics for the Sales Team (collectively, the “Codes”), an internal audit function responsible for receiving and investigating complaints, a 24-hour global toll-free hotline and an internal website whereby employees can anonymously submit complaints via email. The Company’s Codes can be found on the Company’s website at www.efi.com. As further set forth below, the Audit Committee also oversees the Company’s risk assessment function.

We intend to disclose any amendment to the Codes, or waiver from, certain provisions of the Codes as applicable for our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, by posting such information on our website, at the address specified above.

Compensation Committee

The Compensation Committee currently consists of Directors Cogan (Chairman) and Maydan. The Compensation Committee held eight (8) meetings in 2011. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Rules. The Compensation Committee reviews and approves the Company’s executive compensation policy and administers the Company’s stock plans. The Compensation Committee also reviews the Compensation Discussion and Analysis contained in the Company’s proxy statements and prepares and approves the Compensation Committee Report for inclusion in the Company’s proxy statements.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Directors Cogan, Kashnow (Chairman) and Maydan. The Nominating and Governance Committee held one (1) meeting in 2011. The Board of Directors has determined that all members of the Nominating and Governance Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Rules. The Nominating and Governance Committee develops and recommends governance principles, recommends director nominees to the Board of Directors and considers the resignation offers of any nominee for director, in accordance with its Charter and the Company’s Board of Director Guidelines.

Consideration of Director Nominees

Stockholder Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board of Directors as described below under “Identifying and Evaluating Nominees for Directors.” Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.”

Stockholders may recommend individuals for consideration by submitting the materials set forth below to the Company addressed to the Nominating and Governance Committee at the Company’s corporate headquarters. To be timely, the written materials must be submitted within the time provided by the advance notice provisions in the Bylaws in order to be included in the Company’s proxy statement for the subject annual meeting.

The written materials must include: (1) the name(s) and address(es) of the stockholder(s) providing the notice, as they appear in the Company’s books, and of the other Proposing Persons (as defined below), (2) any Disclosable Interests (as defined in the Bylaws) of the stockholder(s) providing the notice (or, if different, the beneficial owner on whose behalf such notice is given) and/or each other Proposing Person, (3) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice if such proposed nominee were a Proposing Person, (4) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 under the Exchange Act and the rules and regulations thereunder, (5) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder providing the notice (or, if different, the beneficial owner on whose behalf such notice is given) and/or any Proposing Person, on the one hand, and each proposed nominee, his or her respective affiliates and associates and any other persons with whom such proposed nominee (or any of his or her respective affiliates and associates) is Acting in Concert (as defined below), on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder or beneficial owner, as applicable, and/or such Proposing Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, and (6) such other information (including one or more accurately completed and executed questionnaires and executed and delivered agreements) as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee.

For purposes of the information required to be disclosed in the written materials described above, the term “Proposing Person” means (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner, if different, on whose behalf the nomination proposed to be made at the meeting is made, (iii) any affiliate or associate of such beneficial owner (as such terms are defined in Rule 12b-2 under the Exchange Act) and (iv) any other person with whom such stockholder or such beneficial owner (or any of their respective affiliates or associates) is Acting in Concert.

A person shall be deemed to be “Acting in Concert” with another person for purposes of the information required to be disclosed in the written materials described above if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Company in parallel with, such other person where (i) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making process and (ii) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies from such other person in connection with a public proxy solicitation pursuant to, and in accordance with, the Exchange Act. A person which is Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also acting in concert with such other person.

Any director nominations proposed by stockholders for consideration by the Nominating and Governance Committee should be addressed to:

Electronics For Imaging, Inc.

Attention: Nominating and Governance Committee

c/o Bryan Ko

303 Velocity Way

Foster City, CA 94404

Director Qualifications

The Nominating and Governance Committee has established the following minimum criteria for evaluating prospective Board of Director candidates:

•	Reputation for integrity, strong moral character and adherence to high ethical standards.

•	Holds or has held a generally recognized position of leadership in the community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment.

•	Demonstrated business acumen and experience, and ability to exercise sound business judgment and common sense in matters that relate to the current and long-term objectives of the Company.

•	Ability to read and understand basic financial statements and other financial information pertaining to the Company.

•	Commitment to understand the Company and its business, industry and strategic objectives.

•

Commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and stockholders, the number of other company boards on which the candidate serves and the ability to generally fulfill all responsibilities as a director of the Company.

•	Willingness to represent and act in the interests of all stockholders of the Company rather than the interests of a particular group.

•	Good health and ability to serve.

•

For prospective non-employee directors, independence under applicable standards of the SEC and the NASDAQ Rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

•	Willingness to accept the nomination to serve as a director of the Company.

Other Factors for Potential Consideration

The Nominating and Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	Whether the prospective nominee will foster a diversity of skills and experiences.

•

Whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an “audit committee financial expert” under applicable rules of the SEC and the NASDAQ Rules.

•	Composition of the Board of Directors and whether the prospective nominee will add to or complement the Board of Director’s existing strengths.

The Nominating and Governance Committee does not have a formal policy with respect to diversity; however, the Board of Directors and the Nominating and Governance Committee believe that it is essential that our directors represent diverse viewpoints, skills, education and professional experience. In considering candidates for the Board of Directors, the Nominating and Governance Committee considers the entirety of each candidate’s credentials in the context of these standards.

All of our directors bring to the Board of Directors executive leadership experience derived from their service as executives and, in most cases, chief executive officers of large corporations. As a group, they bring extensive board experience and several decades of diverse and extensive business and technical experience. The process undertaken by the Nominating and Governance Committee in identifying and evaluating qualified director candidates is described below. Certain individual qualifications and skills of our directors that contribute to the Board of Directors’ effectiveness as a whole are described above, under each director’s biographical information.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee initiates the process by preparing a slate of potential candidates who, based on their biographical information and other information available to the Nominating and Governance Committee, appear to meet the criteria specified above and/or who have specific qualities, skills or experience being sought, based on input from the full Board of Directors.

•	Outside Advisors. The Nominating and Governance Committee may engage a third party search firm or other advisors to assist in identifying prospective nominees.

•	Nomination of Incumbent Directors. The re-nomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria set forth above.

For incumbent directors standing for re-election, the Nominating and Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation and overall contribution to the Company, the number of other company boards on which the individual serves, composition of the Board of Directors at that time and any changed circumstances affecting the individual director which may bear on his or her ability to continue to serve on the Board of Directors.

•

Management Directors.    The number of officers or employees of the Company serving at any time on the Board of Directors should be limited such that, at all times, a majority of the directors is “independent” under applicable standards of the SEC and the NASDAQ Rules.

After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the Nominating and Governance Committee and by the Company’s Chief Executive Officer. Upon completion of the above procedures, the Nominating and Governance Committee will determine the list of potential candidates to be recommended to the full Board of Directors for nomination at an annual meeting or appointment to the Board of Directors between annual meetings. The Board of Directors will select the slate of nominees only from candidates identified, screened and approved by the Nominating and Governance Committee.

In accordance with the Company’s “majority withheld vote” policy, the Nominating and Governance Committee will also consider the resignation offer of any nominee for director who, in an uncontested election, receives a greater number of votes “withheld” from his or her election than votes “for” such election, and recommend to the Board of Directors the action it deems appropriate to be taken with respect to such offered resignation.

DIRECTOR COMPENSATION

FISCAL 2011 DIRECTOR COMPENSATION

The compensation paid by the Company to non-employee directors, for the fiscal year ended December 31, 2011 is summarized as follows:

Name(1) (a)	Fees earned or paid in cash ($)(b)	Stock awards ($)(2)(3) (c)	Option awards ($)(2)(4) (d)	Non-equity incentive plan compensation ($)(e)	Change in pension value and nonqualified deferred compensation earnings ($)(f)	All other compensation ($)(g)	Total ($)(h)
Eric Brown	$46,500	$—	$274,774	$—	$—	$—	$321,274
Gill Cogan	60,500	116,512	133,120	—	—	—	310,132
Dan Maydan	58,000	85,680	133,120	—	—	—	276,800
Richard Kashnow	67,500	85,680	133,120	—	—	—	286,300
Thomas Georgens	51,000	85,680	133,120	—	—	—	269,800

(1)	Guy Gecht, the Company’s Chief Executive Officer is not included in this table as he is an employee of the Company and Fred Rosenzweig, the Company’s former President is not included in this table as he was an employee of the Company during 2011, and thus they received no compensation for their services as directors. The compensation received by Mr. Gecht and Mr. Rosenzweig is shown in the Summary Compensation Table for 2011 on page 38 of this Proxy Statement. Mr. Rosenzweig resigned as President and Director effective December 31, 2011.
(2)	The amounts reported in the Stock Awards and Option Awards columns represent the aggregate grant date fair value determined in accordance with ASC 718 of equity-based awards granted during 2011. See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 regarding assumptions underlying the valuation of equity awards.
(3)	At December 31, 2011, the aggregate number of restricted stock units outstanding for each non-employee director was as follows:

Name	Total (#)
Eric Brown	—
Gill Cogan	18,596
Dan Maydan	16,500
Richard Kashnow	15,000
Thomas Georgens	15,000

(4)	At December 31, 2011, the aggregate number of option awards outstanding for each non-employee director was as follows:

Name	Vested (#)	Unvested (#)	Total (#)
Eric Brown	—	40,000	40,000
Gill Cogan	109,793	56,875	166,668
Dan Maydan	35,000	56,875	91,875
Richard Kashnow	57,375	57,625	115,000
Thomas Georgens	57,375	57,625	115,000

The compensation of non-employee directors is determined by the Board of Directors. Employee members of the Board of Directors currently receive cash and equity compensation in connection with their employment with the Company and do not receive any additional compensation for service on the Board of Directors.

Cash Compensation    Non-employee directors receive cash compensation in the form of annual retainers and attendance fees per meeting of the Board of Directors and the Board Committees as set forth below:

	Annual Retainer			Meeting Fees
	Chairperson		Member	In Person	Telephone
Board of Directors	$	*	$25,000	$2,000	$1,000
Audit Committee		20,000	10,000	1,000	500
Compensation Committee		10,000	5,000	1,000	500
Nominating and Governance Committee		10,000	5,000	1,000	500

*	Annual Board of Directors chair retainer is paid annually in the form of an RSU grant on the first trading day of the year calculated as $30,000 divided by the closing stock price on the trading day preceding the annual grant date.

The Company reimburses each non-employee director for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and of the Board Committees.

Equity Compensation.    Equity awards may be granted to the non-employee directors under the Company’s stock incentive plans from time to time. Non-employee directors, excluding Mr. Brown, received an equity award grant of 25,000 and 6,000 stock options and restricted stock units, respectively, during 2011. As a new director, Mr. Brown received an equity award grant of 40,000 stock options. The stock options are scheduled to vest with respect to 25% of the shares subject to the option on the first anniversary of the grant date and with respect to the remaining 75% of the shares subject to the option at the rate of 2.5% per month thereafter over the next 30 months. The restricted stock units are scheduled to vest in annual installments over the four-year period after the grant date.

CERTAIN RELATIONSHIPS, RELATED PARTY TRANSACTIONS, DIRECTOR INDEPENDENCE, LEADERSHIP STRUCTURE AND RISK OVERSIGHT

Indemnification of Officers and Directors

As permitted under Delaware law, and pursuant to the Bylaws, the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) and the indemnification agreements that the Company has entered into with its current and former executive officers, directors and general counsel, the Company is required, subject to certain limited qualifications, to indemnify its executive officers, directors and general counsel for certain events or occurrences while the executive officer, director or general counsel is or was serving in such capacity at the Company’s request. The indemnification period covers all pertinent events and occurrences during the executive officer’s, director’s or general counsel’s lifetime. The maximum potential amount of future payments the Company may be obligated to make under these indemnification agreements is unlimited; however, the Company has director and officer insurance coverage that limits its exposure and may enable the Company to recover a portion of any future amounts paid.

Related Party Transactions

The Audit Committee was responsible for reviewing and approving in advance any proposed related party transactions as defined under Item 404 of Regulation S-K during 2011. The obligation of the Audit Committee to review and approve in advance any proposed related party transaction is set forth in writing in the Charter of the Audit Committee. Further, the Company’s Code of Business Conduct and Ethics provides that the nature of all related party transactions must be fully disclosed to the Chief Financial Officer, and, if determined to be material by the Chief Financial Officer, the Audit Committee must review and approve in writing in advance such related party transactions.

The Company has previously entered into employment agreements with its named executive officers. These agreements are described below under “Employment Agreements.”

There were no other related party transactions as defined under Item 404 of Regulation S-K during 2011.

Director Independence

The Board of Directors has determined that each of the non-employee directors is independent and that each director who serves on each of its Board Committees is independent, as the term is defined by the applicable rules of the SEC and the NASDAQ Rules.

Leadership Structure

Effective June 2007, the Board of Directors separated the roles of Chief Executive Officer and Chairman of the Board. The Board of Directors leadership structure is set forth in the Board of Directors Guidelines, revised in February 2011. The Board of Directors believes that the designation of an independent Chairman of the Board facilitates processes and controls that support a strong and independently functioning Board of Directors and further strengthens the effectiveness of the Board of Directors’ decision-making and appropriate monitoring of both compliance and performance. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board presides at all meetings of the stockholders and the Board of Directors at which he or she is present; establishes the agenda for each Board of Directors meeting; sets a schedule of an annual agenda, to the extent foreseeable; calls and prepares the agenda for and presides over separate sessions of the independent directors; acts as a liaison between the independent directors and the Company’s management and performs such other powers and duties as may from time to time be assigned to him by the Board of Directors or as may be prescribed by the Company’s bylaws. The independent Chairman of the Board is designated by the Board of Directors. Mr. Cogan has served as our Chairman of the Board since June 2007. Because Mr. Cogan meets the criteria for independence established by NASDAQ, he also presides over separate meetings for the independent directors. The Board of Directors regularly observes such independent directors separate meeting time. The Board of Directors will review from time to time the appropriateness of its leadership structure and implement any changes at it may deem necessary.

Risk Oversight

On behalf of the Board of Directors, the Audit Committee plays a key role in the oversight of the Company’s risk management function performed by independent Business Risk Services (“BRS”), under the leadership of a BRS director (the “BRS Director”). BRS is an independent assessment function, responsible for advising management and the Board of Directors, through its Audit Committee, on the Company’s system of internal controls and management of business risks. BRS assists management and the Audit Committee in fulfilling their control responsibilities by providing regular reports, based on BRS’ reviews, that address: (i) compliance with laws, regulations, and internal policies and procedures; (ii) reliability of financial reporting; and (iii) efficiency and effectiveness of operations. BRS fulfills its objectives by providing analyses, assessments, recommendations, advice, and information to the management or the Audit Committee, as the case may be.

Each year, BRS develops an annual project plan based on assessed business risks and aligned with the Company’s control objectives. BRS fulfills its responsibilities according to such annual project plan approved by the Audit Committee and reports on the results in the implementation of the plan at the meetings of the Audit Committee. Certain risks or policies are also discussed by the Board of Directors. While compensated by the Company, the BRS Director reports directly to the Chairman of the Company’s Audit Committee.

Stock Ownership

In February 2011, the Board of Directors adopted a stock ownership policy for the Company’s directors, including executive officers serving as directors. The policy was adopted to further align the interests of our stockholders and directors. According to the policy, included in the Board of Directors’ Guidelines, directors are required to hold at least 10,000 shares of the Company’s common stock within the later of three years of first becoming a director or three years of the date of adoption of the stock ownership policy, and continue holding such required minimum as long as they continue serving as directors. In determining whether the stock ownership requirements are met, the Board of Directors shall take into account a director’s beneficial ownership, including shares of common stock held by the director, shares of common stock held in trust for the benefit of the director or his or her immediate family members, vested or unvested restricted stock and vested or unvested restricted stock units. The Nominating and Governance Committee may extend in its discretion the deadline for attainment of such stock ownership level.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Pursuant to the process established by the Board of Directors, stockholders who wish to communicate with any member (or all members) of the Board of Directors should send such communications via regular mail addressed to the Company’s Secretary, at Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404. The Secretary will review each such communication and forward it to the appropriate member or members of the Board of Directors as he deems appropriate.

The Company encourages its directors to attend the Annual Meeting. All seven (7) directors serving on the Board at that time attended the Company’s last annual meeting.

PROPOSAL TWO

NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is providing its stockholders with the opportunity to cast an advisory vote to approve executive compensation as described below. The Company believes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program. After consideration of the stockholders’ recommendations at the Company’s 2011 annual meeting, the Company has decided to hold an advisory vote on the compensation of the Company’s named executive officers every year until the earlier of the next statutorily required vote on frequency which shall be no later than the Company’s annual meeting in 2017 or such as time as the Board of Directors determines, in its discretion, that it is appropriate to hold such votes on a less frequent basis.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented and dynamic team of executives. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of its stockholders.

The Compensation Discussion and Analysis, beginning on page 24 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2011 in more detail. Highlights of the program include the following:

•

Executive compensation is allocated among base salaries and short and long-term incentive compensation. The base salaries are fixed in order to provide the executives with a stable cash income, which allows them to focus on the Company’s issues and objectives as a whole, while the short and long-term incentive compensation are designed to both reward the Company’s overall performance and align the named executive officers’ interests with those of our stockholders. Management recommended, and the Compensation Committee agreed, that the executive’s base salaries would not be increased for 2011.

•

Our executive compensation program is designed to pay for performance. For 2011, the vast majority of the total direct compensation for our named executive officers was in the form of incentive compensation. For example, in 2011, approximately 83% of the total direct compensation for our Chief Executive Officer and approximately 62% and 90% of the total direct compensation for our former President and our Chief Financial Officer, respectively, was in the form of incentive compensation tied to the achievement of specific financial performance goals and/or the level of our stock price. For these purposes, “total direct compensation” consists of the executive’s base salary, annual incentive award and long-term equity awards based on the grant date fair value of the award as determined under the accounting principles used in the Company’s financial reporting.

•

Our executive annual performance-based bonus program is intended to encourage our named executive officers to focus on specific short-term goals important to our success, which correlates to long-term goals and strategy of the Company. Our named executive officers’ annual bonus awards are determined based on a combination of objective, financial performance criteria. The awards payable under our annual bonus program are subject to a maximum payout, which limits the overall payout potential.

•

Awards to our named executive officers under our annual bonus program for fiscal year 2011 for their on-target bonus amounts were made in the form of performance-based restricted stock unit awards that help further align named executive officers’ interests with those of our stockholders because the ultimate value of the awards is tied to the Company’s stock price. The executive could also earn an additional cash bonus under the program if the Company’s performance exceeded certain targets established in the Company’s 2011 operating plan approved by the Board of Directors. The performance measures used to determine the payment of awards to our named executive officers are

Company-wide measures only, designed to encourage our named executive officers to make decisions that are in the best long-term interests of the Company and our stockholders. As described in the “Compensation Discussion and Analysis,” the named executive officers recommended, and the Compensation Committee approved, a reduction in the executives’ bonus amounts under the program to be more consistent with the levels awarded to our non-executive management employees.

•

Awards to our named executive officers under our long-term equity incentive program in 2011 consisted of 55% performance-based restricted stock units and 45% time-based restricted stock units. The value of restricted stock units is tied directly to our stock price to help further align our executives’ interests with those of our stockholders. As with the performance-based restricted stock units granted under our annual bonus program, the performance awards granted under our long-term equity program vest based on the achievement of Company-wide performance measures in addition to continued employment requirements and are intended to both provide a retention incentive and enhance executives’ focus on specific financial goals considered important to the Company’s long-term growth. Time-based grants under the program provide an additional retention incentive for our executives as they are subject to three-year vesting schedules. Because these time-based and performance-based awards will generally remain outstanding for a period of years, they help ensure that executives always have significant value tied to delivering long-term stockholder value.

•	Mr. Gecht owns approximately 2% of the Company’s outstanding common stock which significantly aligns his interests with the stockholders’ interests.

The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its financial performance. In 2011, the Company’s revenue grew to approximately $592 million, representing an increase of approximately $88 million or 17% over the prior year.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, our Board of Directors will request your advisory vote to approve the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables), is hereby approved.

Vote Required

The approval of the executive compensation requires the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote thereon, at the Annual Meeting. As an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote “FOR” the executive compensation.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since 1992 and has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 is not required by law, by the NASDAQ Rules, or by the Certificate of Incorporation or Bylaws. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the Company’s stockholders for ratification as a matter of good corporate governance and practice. If the stockholders fail to ratify the appointment, the Board of Directors will reconsider whether to retain that firm. Even if the selection is ratified, the Company may appoint a different independent registered public accounting firm during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

During the fiscal years ended December 31, 2011 and 2010, PricewaterhouseCoopers LLP provided various audit, audit related and non-audit services to the Company as follows (in thousands):

	2011	2010
Audit fees(a)	$1,325	$1,267
Audit related fees(b)	233	10
Tax fees	—	—
All other fees(c)	2	—

Total	$1,560	$1,277

(a)	Audit fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, review of the interim consolidated financial statements included in quarterly SEC filings and reports, and services normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings and engagements.
(b)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.
(c)	All other fees consist of services provided in connection with other services consisting primarily of accounting research tools.

The Audit Committee is responsible for pre-approving audit and non-audit services to be provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible). In this regard, the Audit Committee has the sole authority to approve the employment of the independent auditors, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent auditors.

The Audit Committee has considered whether provision of the services described in sections (b) and (c) above is compatible with maintaining the independent auditors’ independence and has determined that such services have not adversely affected PricewaterhouseCoopers LLP’s independence. All of the services of each of (b) and (c) were pre-approved by the Audit Committee.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required

The ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote thereon, at the Annual Meeting.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Proxies received by the Company will be voted “FOR” this proposal unless the stockholder specifies otherwise in the proxy.

SECURITY OWNERSHIP

Except as otherwise indicated below, the following table sets forth certain information regarding beneficial ownership of common stock as of March 27, 2012 by: (1) each of the Company’s current directors; (2) each of the named executive officers listed in the Summary Compensation Table for 2011 on page 38 of this Proxy Statement (collectively, the Company’s “named executive officers”); (3) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock based upon Schedules 13G filed with the SEC; and (4) all of the Company’s directors and executive officers as a group. As of March 27, 2012, there were 46,317,526 shares of common stock outstanding.

Shares of common stock subject to options or other rights that are currently exercisable or exercisable within 60 days of March 27, 2012 are considered outstanding and beneficially owned by the person holding the options or other rights for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address of each beneficial owner listed below is c/o Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404.

	Common stock
Name of beneficial owner(1)	Number of shares	Percentage owned
Ameriprise Financial, Inc.(2)	7,863,124	16.98%
145 Ameriprise Financial Center
Minneapolis MN 55474
Dimensional Fund Advisors, LP(3)	3,379,196	7.30
Palisades West, Building One
6300 Bee Cave Road
Austin TX 78746
BlackRock, Inc.(4)	2,509,068	5.42
40 East 52nd Street
New York NY 10022
Third Avenue Management LLC(5)	2,534,885	5.47
622 Third Avenue
32nd Floor
New York NY 10017
Guy Gecht(6)	988,766	2.10
Fred Rosenzweig(7)	337,162	*
Gill Cogan(8)	150,389	*
Dan Maydan(9)	40,310	*
Thomas Georgens(10)	70,125	*
Richard Kashnow(11)	70,125	*
Eric Brown(12)	10,000	*
Vincent Pilette(13)	40,292	*

All executive officers and directors as a group (8 persons)(14)	1,707,169	3.58%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors, and principal stockholders on Schedules 13G and Forms 4 filed with the SEC as of March 27, 2012. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 46,317,526 shares outstanding on March 27, 2012, adjusted as required by rules promulgated by the SEC.

(2)	Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on February 14, 2012 by Ameriprise Financial, Inc. (“AFI”), Columbia Management Investment Advisers, LLC (“CMIA”), and Columbia Seligman Communications & Information Fund, Inc. (“C&I Fund”). AFI and CMIA each has shared voting power as to 2,639,487 shares and shared dispositive power as to 7,863,124 shares. C&I Fund has sole voting and shared dispositive power as to 4,675,900 shares. CMIA, in its capacity as investment adviser to the C&I Fund, may be deemed to beneficially own the shares of common stock reported by C&I Fund. AFI, as the parent company of CMIA, may be deemed to beneficially own the shares reported by CMIA. AFI, together with CMIA and C&I Fund, beneficially own 7,863,124 shares.
(3)	Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on February 14, 2012 by Dimensional Fund Advisors LP. Dimensional Fund Advisors, LP has sole voting power as to 3,288,062 shares of common stock and sole dispositive power as to 3,379,196 shares of common stock subject to the following qualification. Dimensional Fund Advisors LP furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts, and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser, and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of such securities.
(4)	Beneficial ownership information is based on information contained in Schedule 13G filed with the SEC on February 9, 2012 by BlackRock, Inc. BlackRock, Inc. has sole voting and dispositive power as to 2,509,068 shares of common stock.
(5)	Beneficial ownership information is based on information contained in Schedule 13G filed with the SEC on February 14, 2012 by Third Avenue Management LLC. Third Avenue Management LLC (“TAM”) has sole voting power as to 2,524,535 shares of common stock and sole dispositive power as to 2,534,885 shares of common stock. Transamerica Third Avenue Value VP, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 104,921 of the shares reported by TAM, Met Investors Series Trust-Third Avenue Small Cap Portfolio, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 722,272 of the shares reported by TAM, OFI Select-Third Avenue US Equity Fund (“SICAV”), an offshore fund for which TAM acts as investment advisor, has the right to receive dividends from, and the proceeds from the sale of, 9,425 of the shares reported by TAM, Transamerica Third Avenue Value, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 212,436 of the shares reported by TAM, Third Avenue Small Cap Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 405,684 of the shares reported by TAM, Third Avenue Small Cap Value Fund, an umbrella open-ended investment company authorized by the Irish Financial Services Regulatory Authority under the European Communities (Undertakings for Collective Investment in Transferable Securities) Regulations, has the right to receive dividends from, and the proceeds from the sale of, 3,870 of the shares reported by TAM, Touchstone Variable Series Trust-Touchstone Third Avenue Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 14,100 of the shares reported by TAM, and various separately managed accounts for whom TAM acts as investment advisor have the right to receive dividends from, and the proceeds of the sale of, 1,062,177 of the shares reported by TAM.
(6)	Includes 744,393 shares of common stock issuable upon the exercise of options granted to Mr. Gecht under the 2004, 2007, and 2009 equity incentive plans, which are currently exercisable and/or exercisable within 60 days of March 27, 2012. Of this amount, 197,639 options will expire on April 11, 2012.
(7)

Mr. Rosenzweig resigned as President and Director effective December 31, 2011. The beneficial ownership of Mr. Rosenzweig is as of December 31, 2011. Includes 288,084 shares of common stock issuable upon the exercise of options granted to Mr. Rosenzweig under the 1999, 2004, 2007 and 2009 equity incentive plans, which are currently exercisable and/or exercisable within 60 days of March 27, 2012. Of this amount, 160,225 and 51,866 options will expire on April 11 and April 24, 2012, respectively.
(8)	Includes 117,293 shares of common stock issuable upon the exercise of options granted to Mr. Cogan under the 1999, 2004, 2007 and 2009 equity incentive plans, which are currently exercisable and/or exercisable within 60 days of March 27, 2012. Of this amount, 16,668 options will expire on April 24, 2012.
(9)	Includes 28,750 shares of common stock issuable upon the exercise of options granted to Mr. Maydan under the 2007 and 2009 equity incentive plans, which are currently exercisable and/or exercisable within 60 days of March 27, 2012.
(10)	Includes 65,625 shares of common stock issuable upon the exercise of options granted to Mr. Georgens under the 2007 and 2009 equity incentive plans, which are currently exercisable and/or exercisable within 60 days of March 27, 2012.
(11)	Includes 65,625 shares of common stock issuable upon the exercise of options granted to Mr. Kashnow under the 2007 and 2009 equity incentive plans, which are currently exercisable and/or exercisable within 60 days of March 27, 2012.
(12)	Mr. Brown was appointed by the Board of Directors of the Company as a Director on April 7, 2011. Includes 10,000 shares of common stock issuable upon the exercise of options granted to Mr. Brown under the 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of March 27, 2012.
(13)	Mr. Pilette became our Chief Financial Officer on January 1, 2011. Mr. Pilette does not hold any options which are currently exercisable and/or exercisable within 60 days of March 27, 2012.
(14)	Includes an aggregate of 1,319,770 shares of common stock issuable upon the exercise of options granted to executive officers and directors collectively under the 1999, 2004, 2007, and 2009 equity incentive plans, which are currently exercisable and/or exercisable within 60 days of March 27, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file reports of security ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent beneficial owners are also required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Form 5 filings were required, the Company believes that during the period from January 1, 2011 to December 31, 2011, all Section 16(a) filing requirements were timely met.

EXECUTIVE OFFICERS

The following table lists certain information regarding the Company’s executive officers as of December 31, 2011:

Name	Age	Position
Guy Gecht	46	Chief Executive Officer
Vincent Pilette	40	Chief Financial Officer

Mr. Gecht was appointed Chief Executive Officer of the Company on January 1, 2000. From July 1999 to January 2000, he served as President of the Company. From January 1999 to July 1999, he was Vice President and General Manager of Fiery products of the Company. From October 1995 through January 1999, he served as Director of Software Engineering. Prior to joining the Company, Mr. Gecht was Director of Engineering at Interro Systems, a technology company, from 1993 to 1995. From 1991 to 1993, he served as Software Manager of ASP Computer Products, a networking company and from 1990 to 1991, he served as Manager of Networking Systems for Apple Israel, a technology company. From 1985 to 1990, he served as an officer in the Israeli Defense Forces, managing an engineering development team, and later was an acting manager of one of the IDF high-tech departments. Mr. Gecht currently serves as a member of the board of directors, audit committee and compensation committee of Check Point Software Technologies Ltd., a global information technology security company. Mr. Gecht holds a B.S. in Computer Science and Mathematics from Ben Gurion University in Israel.

Mr. Pilette was appointed Chief Financial Officer of the Company on January 1, 2011. From January 2009 through December 2010, he served as Vice President of Finance for Enterprise Server, Storage and Networking Group at Hewlett-Packard Company (“HP”). Prior to this role, Mr. Pilette served as Vice President of Finance for HP Software Group from December 2005 through December 2008. Mr. Pilette occupied various other finance positions at HP, in the U.S and Europe, Middle East and Africa, since joining HP in 1997. Mr. Pilette holds a B.S. in Engineering and M.S. in Business from Louvain University in Belgium where he graduated magna cum laude. He also holds a Master’s degree in Business Administration from Kellogg School of Management at Northwestern University.

COMPENSATION DISCUSSION AND ANALYSIS

The following sections of this proxy statement describe the Company’s compensation arrangements with its named executive officers (below also referred to as the “executives”), who, for fiscal year 2011, included Guy Gecht, Chief Executive Officer; Fred Rosenzweig, President; and Vincent Pilette, Chief Financial Officer. As noted below, Mr. Pilette joined the Company as Chief Financial Officer effective January 1, 2011, and Mr. Rosenzweig resigned as President of the Company effective December 31, 2011.

Executive Summary

The Company believes that compensation paid to the named executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and linked to specific, measurable results intended to create value for stockholders. The Compensation Committee oversees the executive compensation program and determines the compensation for the named executive officers.

The compensation of the named executive officers consists primarily of three elements—a base salary, an annual incentive program and long-term equity awards—that are designed to reward executives for performance and to promote retention among our executive team.

This Compensation Discussion and Analysis describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2011 in more detail. Highlights of the program include the following:

•

Executive compensation is allocated among base salaries and short and long-term incentive compensation. The base salaries are fixed in order to provide the executives with a stable cash income, which allows them to focus on the Company’s issues and objectives as a whole, while the short and long-term incentive compensation are designed to both reward the Company’s overall performance and align the named executive officers’ interests with those of our stockholders. Executives recommended, and the Compensation Committee agreed, that the executive’s base salaries would not be increased for 2011.

•

Our executive compensation program is designed to pay for performance. For 2011, the vast majority of the total direct compensation for our named executive officers was in the form of incentive compensation. For example, in 2011, approximately 83% of the total direct compensation for our Chief Executive Officer and approximately 62% and 90% of the total direct compensation for our former President and our Chief Financial Officer, respectively, was in the form of incentive compensation tied to the achievement of specific financial performance goals and/or the level of our stock price. For these purposes, “total direct compensation” consists of the executive’s base salary, annual incentive award and long-term equity awards based on the grant date fair value of the award as determined under the accounting principles used in the Company’s financial reporting.

•

Our executive annual performance-based bonus program is intended to encourage our named executive officers to focus on specific short-term goals important to our success, which correlates to long-term goals and strategy of the Company. Our named executive officers’ annual bonus awards are determined based on a combination of objective, financial performance criteria. The awards payable under our annual bonus program are subject to a maximum payout, which limits the overall payout potential.

•

Awards to our named executive officers under our annual bonus program for fiscal year 2011 for their on-target bonus amounts were made in the form of performance-based restricted stock unit awards that help further align named executive officers’ interests with those of our stockholders because the ultimate value of the awards is tied to the Company’s stock price. The executive could also earn an additional cash bonus under the program if the Company’s performance exceeded certain targets established in the Company’s 2011 operating plan approved by the Board of Directors. The performance measures used to determine the payment of awards to our named executive officers are Company-wide measures only, designed to encourage our named executive officers to make decisions that are in the best long-term interests of the Company and our stockholders. As described below, the named executive officers recommended, and the Compensation Committee approved, a reduction in the executives’ bonus amounts under the program to be more consistent with the levels awarded to our non-executive management employees.

•

Awards to our named executive officers under our long-term equity incentive program in 2011 consisted of 55% performance-based restricted stock units and 45% time-based restricted stock units. The value of restricted stock units is tied directly to our stock price to help further align our executives’ interests with those of our stockholders. As with the performance-based restricted stock units granted under our annual bonus program, the performance awards granted under our long-term equity program vest based on the achievement of Company-wide revenue and non-GAAP operating income targets in addition to continued employment requirements for the executives and are intended to both provide a retention incentive and enhance executives’ focus on specific financial goals considered important to the Company’s long-term growth. Time-based grants under the program provide an additional retention incentive for our executives as they are subject to three-year vesting schedules. Because these time-based and performance-based awards will generally remain outstanding for a period of years, they help ensure that executives always have significant value tied to delivering long-term stockholder value.

•	Mr. Gecht owns approximately 2% of the Company’s outstanding common stock which significantly aligns his interests with the stockholders’ interests.

The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its financial performance. In 2011, the Company’s revenue grew to approximately $592 million, representing an increase of approximately $88 million or 17% over the prior year. As described below, revenue is one of the metrics used to measure the Company’s performance for purposes of the executives’ annual bonus program and performance-based equity awards.

Compensation Objectives and Philosophy

The Company’s compensation objectives and philosophy provide the guiding principles for decisions made by the Compensation Committee for compensation to be paid to the Company’s named executive officers. The Compensation Committee believes that compensation paid to the named executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and linked to specific, measurable results intended to create value for stockholders. In establishing compensation programs for the named executive officers for fiscal year 2011, the Compensation Committee considered the following principles and objectives:

•	attract and retain individuals of superior ability and managerial talent;

•	help ensure compensation is closely aligned with the Company’s corporate strategies, business and financial objectives and the long-term interests of the Company’s stockholders;

•	create incentives to achieve key strategic and financial performance goals of the Company by linking executive incentive award opportunities to the achievement of these goals; and

•	help ensure that the total compensation is fair, reasonable and competitive.

The Compensation Committee of the Board of Directors

The Compensation Committee, serving under a charter adopted by the Board of Directors, is composed entirely of outside directors who have never served as officers of the Company. Under the charter, the Compensation Committee has responsibility for approving and evaluating matters relating to the overall compensation philosophy, compensation plans, policies and programs of the Company. This includes periodically reviewing and approving the Company named executive officers’ annual base salaries, incentive bonus programs, equity compensation, employment agreements, severance arrangements, change in control agreements or provisions, as well as any other benefits or compensation arrangements for the named executive officers. In certain circumstances, the Compensation Committee may solicit input from the full Board of Directors before making final decisions relating to compensation of the named executive officers (below also referred to as “executive compensation”). In fulfilling its responsibilities, the Compensation Committee may consider, among other things, industry and general best practices, benchmark data and marketplace developments. Messrs. Cogan and Maydan served on the Compensation Committee during 2011 and continue to serve as of the date of this Proxy Statement.

Role of Management in Assisting Compensation Decisions

Members of the executive management team of the Company, such as the named executive officers and the Vice President of Human Resources (“Executive Management”), provide administrative assistance and support for the Compensation Committee from time to time. Members of Executive Management also may provide recommendations and information to the Compensation Committee to consider, analyze and review in connection with any compensation proposal for the named executive officers. Members of Executive Management do not have any final decision-making authority in regards to named executive officer compensation. The Compensation Committee reviews any recommendations and information provided by Executive Management, and approves the final executive compensation package. In 2011, the executives recommended to the Compensation Committee that their base salaries for 2011 not be increased and that their bonus amounts under the 2011 annual bonus program be reduced to be more consistent with the levels awarded to our non-executive management employees.

The Role of Stockholder Say-on-Pay Votes

The Company provides its stockholders with the opportunity to cast an annual advisory vote to approve its executive compensation program (referred to as a “say-on-pay proposal”). At the annual meeting of shareholders held in May 2011, approximately 54% of the votes actually cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. Although the Company’s executive compensation program received a majority of votes actually cast by stockholders, the Company would like to see greater support for its program from stockholders and, as part of its ongoing stockholder outreach efforts, continues to seek feedback on the program from certain of its institutional investors. The Compensation Committee also considers the voting results on the Company’s say-on-pay proposals in making its decisions on executive compensation and believes that its decision to emphasize equity compensation in 2011 that is subject to performance-based vesting (for example, the use of restricted stock units as the primary vehicle for the executives’ annual bonus opportunities and the decision to grant a majority of the executives’ annual equity awards for 2011 in the form of performance-based stock units) will be viewed favorably by our stockholders. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the named executive officers.

Use of Outside Advisors

The Compensation Committee may use consultants to assist in the evaluation of compensation for the named executive officers. The Compensation Committee has the sole authority to retain and terminate any compensation consultant engaged to perform these services. The Compensation Committee also has authority to obtain advice and assistance from internal or external legal, accounting, or other advisers.

The Compensation Committee has retained Mercer (US) Inc. (“Mercer”) since 2007 to provide information, analyses, and advice regarding executive and director compensation, as described below. The Compensation Committee evaluates Mercer’s performance on an annual basis. In 2011, Mercer advised the Compensation Committee on a variety of compensation-related issues, including:

•	compensation strategy;

•	peer group;

•	pay levels (base, short- and long-term incentive);

•	incentive plan design (short- and long-term); and

•	emerging compensation trends.

For 2011, Mercer also assisted the Compensation Committee in its assessment of the potential relationship between the Company’s compensation program and risk-taking by management. For more information, see the “Compensation Risk Assessment” section on page 46 of this Proxy Statement.

In the course of conducting its activities, Mercer attended meetings of the Compensation Committee and presented its findings and recommendations for discussion. During the course of the year, Mercer worked with management to obtain and validate data, review materials and recommend potential changes. Mercer received approximately $87,500 in fees from the Company in connection with the Compensation Committee’s determination of a variety of components of executive compensation during fiscal year 2011. In addition, in 2011, Mercer’s Health and Benefits division provided planning, management, analysis and support services to the Company related to its employer sponsored health benefits plan. Mercer received approximately $187,490 from the Company for these services in 2011. Mercer is a subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), a diversified conglomerate of companies that provide insurance, security and human resources consulting services. During 2011, affiliates of MMC other than Mercer received approximately $172,500 in fees for their services. The decision to engage Mercer and other MMC affiliates to provide services other than assisting the Compensation Committee with executive compensation matters was made by members of management. Although the Compensation Committee did not specifically approve these engagements, the Compensation Committee has reviewed the services provided by Mercer Health and Benefits and MMC affiliates and has determined that these services do not prevent Mercer from being objective in its work for the Compensation Committee.

Review of External Compensation Data

The Compensation Committee does not apply a formulaic approach to setting individual elements of the named executive officers’ compensation or their total compensation amounts and does not set compensation levels at any specific level or percentile against the peer group data described below (i.e., the Compensation Committee does not “benchmark” the Company’s executive compensation levels). However, the Compensation Committee periodically reviews market compensation levels to inform its decision-making process and to determine whether the total compensation opportunities for the Company’s named executive officers are appropriate in light of factors such as the compensation arrangements for similarly situated executives in the market and may make adjustments when the Compensation Committee determines they are appropriate.

For 2010, the Compensation Committee, with assistance from Mercer, selected a peer group of companies to help evaluate the Company’s executive compensation programs. The selection criteria implemented in 2010 included:

•

size of the organization: the reviewed companies were within a range of approximately 0.5x to 2x the Company’s revenue, targeting a peer group with the median annual revenue of approximately $400 million;

•	relevant industries: Communications Equipment, Computer Storage & Peripherals, Office Electronics, Systems Software; and

•	business model and characteristics: business to business, manufacturing capabilities, software products and integrated solutions and services.

The companies in the 2011 peer group were the same as the companies included in the 2010 peer group and consisted of the following:

Ariba, Inc.	Netgear, Inc.
Ciena Corporation	Powerwave Technologies, Inc.
Commvault Systems, Inc.	Progress Software Corporation
Dot Hill Systems Corporation	QLogic Corporation
Emulex Corporation	Quantum Corporation
F5 Networks, Inc.	Radiant Systems, Inc.
Hutchinson Technology Inc.	STEC, Inc.
Intermec Inc.	Zebra Technologies Corporation
MRV Communications Inc.

Executive Compensation Elements

For the 2011 fiscal year, the principal elements or components of compensation for the named executive officers were: (1) base salary; (2) short-term incentives; and (3) long-term incentives.

During 2011, for each element of executive compensation, the Compensation Committee considered a number of factors, such as the executive’s employment experience, performance of the executive during the year, performance of the Company during the year, achievement of Company performance targets set by the Board of Directors as identified below, potential to enhance long-term stockholder value, information relating to marketplace competitiveness, executive compensation trends, current compensation levels and types within the peer group, compensation history, prior equity awards and the economic environment.

Since there are no static or fixed policies regarding the amount and allocation for each component or element of executive compensation, the determination and composition of total compensation is up to the discretion of the Compensation Committee and is decided in its judgment on an annual basis. However, the measurement or assessment of the Company’s performance for 2011 and the achievement of Company performance targets was primarily quantitative with respect to the elements of incentive-based compensation, and are addressed in greater detail below.

The difference in the levels of compensation between the named executive officers reflects consideration of the executive’s roles and responsibilities, the executive’s tenure with the Company as well as the other factors mentioned above. The Compensation Committee considers the value of the entire compensation package when establishing the appropriate levels of compensation for each element.

Base Salary

The Company provides the named executive officers with a base salary, which is comprised of a fixed amount of annual cash compensation. In setting base salaries for the named executive officers, the Compensation Committee considers a number of factors, including the executive’s prior salary history, current compensation levels, individual and the Company’s performance and marketplace competitiveness for similarly situated named executive officers. The Compensation Committee considers changes to base salaries for the named executive officers on an annual basis. There are no formulaic increases; instead, the Compensation Committee exercises its judgment and discretion when determining and approving increases to the annual base salary of each named executive officer.

In February 2011, the Compensation Committee reviewed the base salary levels for Messrs. Gecht and Rosenzweig. The executives recommended, and the Compensation Committee agreed, that no changes would be made to these levels for 2011. The Compensation Committee considered the base salary levels for these executives identified below to be appropriate in light of each executive’s experience and responsibilities with the Company, as well as its review of the base salary data for similarly situated executives with the peer companies identified above. Mr. Pilette’s base salary was established through negotiations with him prior to his commencing employment with the Company in January 2011. As part of the negotiation process, the Compensation Committee reviewed peer company chief financial officer compensation levels.

The base salaries of the named executive officers as in effect at the end of fiscal year 2011 are set forth in the following table:

Named Executive Officer	Annual Salary Rate In Effect at Fiscal 2011 Year-End
Guy Gecht	$620,000
Fred Rosenzweig(1)	$530,000
Vincent Pilette	$350,000

(1)	As noted below, Mr. Rosenzweig retired as the Company’s President effective December 31, 2011 and transitioned to employment with the Company on a part-time basis, followed by a consulting period of approximately six months.

Short-Term Incentive Compensation

The Company believes that a significant portion of executive compensation should be directly related to the Company’s overall financial performance, stock price performance and other relevant financial factors that affect stockholder value. Accordingly, the Company sets goals designed to link executive compensation to the Company’s overall performance and reserves the largest potential compensation awards for incentive-based programs, which may include both cash and equity awards. The executive incentive program allows named executive officers to receive short-term incentive compensation in the event certain specified corporate performance measures are achieved. Payments under the executive incentive program are contingent upon the executive’s continued employment, subject to the terms of their employment agreements, and are determined by the Compensation Committee. The Compensation Committee believes that the payment of bonuses, whether in cash or equity, provides incentives necessary to retain the named executive officers and reward them for short-term Company performance.

The target short-term incentive for each of the named executive officers is calculated as a percentage of his base salary. The Compensation Committee sets the percentage of base salary for each named executive officer’s target bonus in its judgment based on its review of each executive’s total compensation package and compensation at the Company’s peer group or emerging executive compensation trends, as the case may be, and its assessment of the past and expected future contributions of the named executive officers.

In February 2011, the Compensation Committee approved the 2011 performance-based equity and cash bonus program (the “2011 Program”) for the named executive officers and established their target short-term incentive opportunities under the program as follows:

Named Executive Officer	Target Annual Incentive (Percentage of Base Salary)
Guy Gecht	105%
Fred Rosenzweig	95%
Vincent Pilette	70%

The target short-term incentive opportunity for the 2011 fiscal year remained unchanged from the prior fiscal year for Messrs. Gecht and Rosenzweig. Mr. Pilette’s target bonus was established through negotiations with him prior to his commencing employment with the Company. As described above, as part of the negotiation process, the Compensation Committee reviewed peer company chief financial officer compensation levels. The difference in short-term incentive percentages between Mr. Gecht, Mr. Rosenzweig and Mr. Pilette correlated with their roles and level of responsibility within the Company.

Under the 2011 Program, each of the named executive officers was eligible to receive a bonus payable in shares of the Company’s common stock, subject to achievement by the Company of certain financial performance objectives established by the Compensation Committee. In execution of the program, the Compensation Committee approved grants of performance-based awards of restricted stock units in February 2011 to each of the named executive officers, with the total number of stock units subject to the executive’s award determined by dividing the executive’s target bonus by the closing price of the Company’s common stock on the trading day immediately preceding the grant date. Sixty percent of the executive’s stock units were eligible to vest based on the Company’s non-GAAP operating income for 2011 relative to the performance target established by the Compensation Committee, and the remaining forty percent of the executive’s stock units were eligible to vest based on the Company’s revenue relative to the performance target. However, in each case, the vesting of these awards was also contingent on the Company’s achieving a minimum threshold for non-GAAP operating income determined by the Compensation Committee and on the executive’s continued employment with the Company through the vesting date (generally, the first anniversary of the grant date of the award or, if later, the date the Compensation Committee determined the Company’s performance level for 2011).

The maximum number of restricted stock units that may vest under a 2011 Program award is 100% of the units subject to the award. However, each named executive officer was provided with an opportunity to receive a cash bonus if both the Company’s revenue and non-GAAP operating income for 2011 exceeded the performance targets established by the Compensation Committee. If both of the performance targets were exceeded, the executive could receive a cash bonus up to the amount of the executive’s target bonus under the 2011 Program.

As with the equity bonus opportunity, the cash bonus opportunity under the 2011 Program was based sixty percent on the Company’s non-GAAP operating income for 2011 and forty percent on the Company’s revenue for 2011 and was contingent on the executive’s continued employment with the Company through the vesting date. The Compensation Committee believed that it was appropriate to grant this cash bonus opportunity to the executives as for any cash bonus to be payable under the 2011 Program, the Company would need to achieve performance above the Company’s 2011 operating plan for 2011 approved by the Board of Directors.

In determining that the 2011 Program would be structured to include awards in the form of restricted stock units, the Compensation Committee intended to provide a further link between executive incentive compensation and shareholder value. The Compensation Committee selected revenue and non-GAAP operating income as the performance measures for the equity and cash components of the 2011 Program to create further incentives for management to focus on the Company’s revenue growth and profitability because the Compensation Committee believes these metrics are key to the Company’s long-term growth and success. For these purposes, non-GAAP operating income is defined as operating income determined in accordance with GAAP adjusted to remove the impact of recurring amortization of acquisition-related intangibles, stock-based compensation expense, as well as restructuring related and non-recurring charges and gains and the tax effect of these adjustments, in each case as specified in the Company’s annual and quarterly reports for the applicable fiscal year. The Compensation Committee believes that these adjustments to operating income for this purpose produce a better measure of the executives’ impact on the ongoing operating performance of the Company over the corresponding year.

The performance targets selected by the Compensation Committee for the 2011 Program represented financial goals for the Company, based on the Company’s operating plan approved by the Board of Directors, and also taking into consideration the economic and industry environment at the time the 2011 Program was established. The threshold and target performance levels for each of the restricted stock unit and cash bonus components of the 2011 Program are set forth in the table below.

Goals	Weighting	RSU Threshold	RSU Target	Cash Threshold	Cash Target
Revenue (in millions)	40%	$520	$560	$560	$600
(% of program component earned)	—	0%	100%	0%	100%
Non-GAAP operating income (in millions)	60%	$45.0	$57.6	$57.6	$71.2
(% of program component earned)	—	0%	100%	0%	100%

With respect to the equity bonus component of the 2011 Program, the minimum threshold for non-GAAP operating income for 2011 established by the Compensation Committee was $45 million. None of the restricted stock units granted under the 2011 Program would vest if this minimum threshold for non-GAAP operating income was not achieved. If this minimum level was achieved, the award would vest with respect to between 0% and 100% of the units covered by the award, with 100% of the units vesting if the “RSU Target” levels for both revenue and non-GAAP operating income in the table above were met or exceeded. The number of units vesting for performance results for each metric between the threshold and target levels would be interpolated between the points noted in the table. With respect to the cash bonus component of the 2011 Program, no cash bonus would be paid unless the Company met or exceeded the “Cash Threshold” levels for both revenue and non-GAAP operating income set forth above. If both of these threshold levels were achieved, the executive would be entitled to a cash bonus of between 0% and 100% of his cash bonus opportunity, with the bonus amount being interpolated between the applicable levels of the table above. In no event would any executive be entitled to vest in more than 100% of the target number of restricted stock units subject to his award under the 2011 Program or to receive payment of a cash bonus greater than 100% of his target cash bonus amount.

During the first quarter of 2012, the Compensation Committee reviewed the total 2011 fiscal year revenue and non-GAAP operating income of the Company as compared to the respective total revenue and non-GAAP operating income threshold and target amounts established by the Compensation Committee and determined that the RSU Target levels were achieved for both performance measures. The Company’s revenue for 2011 was

$591.6 million, and the Company’s non-GAAP operating income was $72.1 million, prior to accounting for the impact of the cash bonus. Accordingly, the restricted stock units granted to each of the named executive officers under the 2011 Program with respect to achievement of Company’s financial targets vested 100% in accordance with the terms of the program.

Based on the Company’s performance levels achieved for 2011, the named executive officers were also entitled to a cash bonus equal to approximately 92% of their target bonus amounts for 2011. The executives recommended, in consultation with the Compensation Committee, that they would each agree to a voluntary reduction in the amount of this cash bonus to approximately 71% of the executive’s target bonus amount. The executives believed that this voluntary reduction in their 2011 bonuses was appropriate so that their overall bonus levels for 2011 (expressed as a percentage of their respective base salaries) would be consistent with the 2011 bonus levels awarded to certain non-executive management employees of the Company.

Long-Term Equity Incentive Program

As indicated by its performance-based approach to compensation, the Company believes that equity ownership in the Company is important to closely align the interests of named executive officers with those of Company stockholders and thereby promote incentives to achieve sustained, long-term revenue growth, profitability and creation of stockholder value. The Company’s named executive officers may receive an annual award of performance- or service-based stock options, restricted stock and/or restricted stock units at the discretion of the Compensation Committee. The number of shares subject to awards granted to each executive officer is determined and approved by the Compensation Committee in its judgment based upon several factors, including the individual’s performance, the Company’s performance, the value of the award at the time of grant, market compensation levels and the shares available for grant under our equity incentive plan.

In order to provide an incentive for continued employment, restricted stock units granted to named executive officers under the long-term incentive program typically have a three-year annual vesting schedule, and stock options granted to named executive officers typically have a three and a half year vesting schedule. Stock options generally expire seven years from the date of the grant so as to incentivize long-term stock appreciation and provide a reasonable time frame for the named executive officer to benefit from appreciation of the Company’s stock price, while managing the potential dilution to stockholders more effectively, as compared to a ten-year option term. The Company sets the per share exercise price of options granted under the Company’s stock plans equal to 100% of the closing market price of a share of the Company’s common stock on the date of grant of the award.

To provide additional incentives for performance, the Company also grants equity awards that vest based upon the Company achieving specified levels of stock price appreciation relative to the stock price on or about the grant date, as the case may be, or the achievement of pre-established financial performance goals. These performance-based equity awards also assist in aligning the interests of the named executive officers with those of stockholders. As described above, the annual bonus opportunities for the named executive officers for fiscal year 2011 were structured as performance-based restricted stock unit awards payable only if the Company achieved pre-established financial performance goals.

2011 Awards

In August 2011, the Compensation Committee approved the grant of restricted stock unit awards to each of Messrs. Gecht and Pilette under the Company’s 2009 Equity Incentive Award Plan, as amended (the “2009 Equity Plan”), as set forth in the following table:

Type of Security	Type of Vesting	Vesting Schedule
Restricted Stock Unit	Performance-based

This award will vest as follows:

One-third of the award will vest if, for any period of four consecutive fiscal quarters ending no later than the fourth quarter of fiscal year 2012, the Company’s revenue exceeds its revenue level for 2010 by at least 21% and its non-GAAP operating income exceeds its non-GAAP operating income level for 2010 by at least 12%. One-third of the award will vest if, over a period of four consecutive fiscal quarters ending no later than the second quarter of fiscal year 2013, the Company’s revenue exceeds its revenue level for 2010 by ate least 30% and its non-GAAP operating income exceeds its non-GAAP operating income level for 2010 by at least 13%. One-third of the award will vest if, over a period of four consecutive fiscal quarters ending no later than the second quarter of fiscal year 2014, the Company’s revenue exceeds its revenue level for 2010 by at least 40% and its non-GAAP operating income exceeds its non-GAAP operating income level for 2010 by at least 15%.

Restricted Stock Unit	Time-based	This award will vest in annual installments over a three-year period after the date of grant.

The Compensation Committee believes that each of these grants further align the interests of executives with those of our stockholders. The performance-based restricted stock units are structured to help drive growth in the revenue and profitability of the Company over both the short- and long-term. The vesting requirements described above provide incentives to achieve substantial growth by the end of 2012 and then to sustain high levels of growth rates over a multi-year period. The performance-based and time-based grants also create further incentives for executives to help maintain and increase our stock price (as the value of the grant depends on the value of our stock) and provide a retention incentive as the vesting of the grant in each case is contingent on the executive’s continued employment with the Company through the vesting date.

As indicated in the Grants of Plan-Based Awards Table on page 39 of this Proxy Statement, the Compensation Committee allocated approximately 55% of the total grant-date value (determined in accordance with generally accepted accounting principles) of each executive’s equity award for 2011 to restricted stock units that vest based on the Company’s achievement of the performance goals identified above and approximately 45% of the total grant-date value of each executive’s equity award to restricted stock units that vest based on the executive’s continued service with the Company. The Compensation Committee determined the value of each named executive officer’s total equity award in its judgment, taking into consideration its subjective assessment of the executive’s individual performance, the retention value of these grants and the executives’ prior long-term equity incentive grants, certain equity award ranges provided by Mercer based on comparisons against market benchmarks, the number of shares remaining under the 2009 Equity Plan and their planned use for purposes other than executive compensation, and the Company’s philosophy that long-term equity incentives should constitute a substantial portion of each executive’s total direct compensation.

As described in the Company’s Proxy Statement for the 2011 annual meeting, the Compensation Committee believed that it was appropriate to focus on the retention of the executive team in approving its equity grants during 2010, and each of the annual equity grants made to named executive officers for 2010 was subject only to time-based vesting. For 2011, the Compensation Committee determined that a majority of the total award granted to each executive would vest based on the Company’s performance (in addition to continued employment requirements) in order to enhance the executives’ focus on the achievement of specific performance goals considered important to the Company’s long-term growth. The Compensation Committee selected revenue and non-GAAP operating income as the performance measures for these awards for the same reasons these measures were used to measure performance under the executive annual bonus program as described above.

In connection with his commencing employment with the Company, in December 2010, the Compensation Committee also approved two grants of restricted stock units to Mr. Pilette, which became effective on January 5, 2011. The first award consisted of 60,000 restricted stock units, which are scheduled to vest in three annual installments. The second award consisted of 90,000 restricted stock units, the vesting of which will be determined based on the increase in stock price over the average of the per-share closing price of the Company’s common stock over a period of 20 consecutive trading days preceding the approval date (the “Determination Price”) and will be as follows: 28,000 shares will vest on the date the average of the per-share closing price of the Company’s common stock over a period of 20 consecutive trading days equals or exceeds 125% of the Determination Price; 31,000 shares will vest on the date the average of the per-share closing price of the Company’s common stock over a period of 20 consecutive trading days equals or exceeds 150% of the Determination Price; 31,000 shares will vest on the date the average of the per-share closing price of the Company’s common stock over a period of 20 consecutive trading days equals or exceeds 175% of the Determination Price. The grant levels and vesting terms of these awards were negotiated with Mr. Pilette, and consistent with the Compensation Committee’s determination to emphasize performance-based vesting for equity awards granted in 2011, a larger percentage of the overall grant-date value of the award was allocated to performance-based restricted stock units. The Compensation Committee also determined that it would be appropriate to use appreciation in the price of the Company’s common stock to determine vesting of this grant to further align Mr. Pilette’s interests with those of our stockholders and to provide an incentive similar to that created for Messrs. Gecht and Rosenzweig by the performance-based options granted to them in 2009 as described below. The first tranche of this award (covering 28,000 shares) vested during 2011.

2009 Performance Based Awards

As previously disclosed in the Company’s 2009 proxy statement, the Company granted each of Messrs Gecht and Rosenzweig two performance-based option grants during 2009 that would vest based upon the achievement of performance goals established by the Compensation Committee. The vesting of one performance-based option grant is to be determined based on the price of the Company’s common stock, as measured by the average per share closing price over a period of 20 consecutive trading days (the “average stock price”), attaining specified levels of appreciation over the per share closing stock price on the date of grant, or $10.77 (the “grant date stock price”), according to the following schedule: 25% of these options will vest when the average stock price equals or exceeds $16.16 (150% of the grant date stock price); 25% of these options will vest when the average stock price equals or exceeds $18.85 (175% of the grant date stock price); 25% of these options will vest when the average stock price equals or exceeds $21.54 (200% of the grant date stock price); and 25% of these options will vest when the average stock price equals or exceeds $24.23 (225% of the grant date stock price). The first tranche of each option (representing 25% of the total grant) vested and was certified by the Compensation Committee in February 2012.

The vesting of the other performance-based option granted in 2009 is to be determined based on the Company’s annual return on equity percentage, on a non-GAAP basis, (the “Annual ROE Percentage”), as compared with the issuer’s annual return on equity percentage for its 2008 fiscal year, which was 7.1% (the “2008 ROE Percentage”) according to the following schedule: 20% of these options will vest when the Annual ROE Percentage is equal to or greater than two percentage points more than the 2008 ROE Percentage; 20% of these options will vest when the Annual ROE Percentage is equal to or greater than four percentage points more than the 2008 ROE Percentage; 20% of these options will vest when the Annual ROE Percentage is equal to or greater than six percentage points more than the 2008 ROE Percentage; 20% of these options will vest when the Annual ROE Percentage is equal to or greater than eight percentage points more than the 2008 ROE Percentage; and 20% of these options will vest when the Annual ROE Percentage is equal to or greater than ten percentage points more than the 2008 ROE Percentage. For these purposes, non-GAAP return on equity is defined as non-GAAP net income divided by stockholders’ equity. Non-GAAP net income is defined as net income determined in accordance with GAAP adjusted to remove the impact of recurring amortization of acquisition-related intangibles, stock-based compensation expense, as well as restructuring related and non-recurring charges and gains and the tax effect of these adjustments, in each case as specified in the Company’s annual and quarterly reports for the applicable fiscal year. The first tranche of each option (representing 20% of the total grant) vested and was certified by the Compensation Committee in February 2012.

Severance Arrangements

Each of the named executive officers is a party to an employment agreement with the Company which provides for severance benefits under certain events, such as a termination without cause or the executive resigning for good reason. Because the Company believes that a resignation by an executive for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause, the Company believes it is appropriate to provide severance benefits following such a constructive termination of the executive’s employment.

The employment agreements are designed to promote stability and continuity of senior management. In addition, the Company recognizes that the possibility of a change of control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Compensation Committee has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of the Company’s management to their assigned duties without the distraction that may arise from the possibility of a change of control. As a result, the employment agreements include provisions relating to the payment of severance benefits under certain circumstances in the event of a change of control. Under the change of control provisions, in order for severance benefits to be triggered, an executive must be involuntarily terminated without cause or the executive must leave for good reason within 24 months after a change of control.

Information regarding the severance benefits for each of the named executive officers under their employment agreements is provided under the headings “Employment Agreements” and “Potential Payments upon Termination or Change of Control” on pages 42 through 45 of this Proxy Statement.

Other Elements of Compensation and Perquisites

There are no other material elements of compensation that the named executive officers receive. The named executive officers may not defer any component of any annual incentive bonus earned and do not participate in another deferred compensation plan. Likewise, the Company does not maintain any defined benefit pension plans for its employees. However, named executive officers are eligible to participate in the Company’s 401(k) savings plan on the same terms and conditions as other Company employees. In addition, the named executive officers are eligible to participate in the Company’s group health and welfare plans on the same terms and conditions as other Company employees.

Rosenzwieg Retirement and Transition Agreement

In July 2011, Mr. Rosenzweig informed the Company that he would retire as President effective December 31, 2011. Mr. Rosenzweig continued as an employee of the Company on a part-time basis until February 29, 2012, when his retirement as an employee became effective. Mr. Rosenzweig agreed to continue to provide services to the Company as a consultant until August 31, 2012. The Compensation Committee determined that these arrangements were appropriate to help with the transition of Mr. Rosenzweig’s duties with the Company. The terms of Mr. Rosenzweig’s retirement and transition agreement with the Company are described below under “Employment Agreements” on page 42 of this Proxy Statement.

Pilette Employment Agreement

In late 2010, the Company appointed Mr. Pilette as its Chief Financial Officer, effective January 1, 2011. The terms of Mr. Pilette’s compensation arrangements were negotiated with Mr. Pilette and are described above under the applicable sections of this Compensation Discussion and Analysis.

Subsequent Committee Actions

In February 2012, the Compensation Committee approved the 2012 performance-based equity and cash bonus program (the “2012 Program”) for Messrs. Gecht and Pilette. The structure of the 2012 Program is substantially the same as the 2011 Program described above. Subject to achievement by the Company of certain financial performance objectives, each of these executives is eligible to be paid an equity bonus based on a target percentage of the executive’s current annual base salary based upon the Company’s financial performance relative to targets established by the Compensation Committee. In execution of the program, the Compensation Committee approved grants of performance-based awards of restricted stock units in February 2012 to each executive, with the total number of stock units subject to the executive’s award determined by dividing the executive’s target bonus by the closing price of the Company’s common stock on February 1, 2012. In addition, each executive has an opportunity to receive a cash bonus up to the executive’s target bonus amount if the Company achieves financial results above the Company’s 2012 operating plan approved by the Board of Directors. Each of the equity and cash target bonus amounts for Messrs Gecht and Pilette were set at 105% and 70%, respectively, of the executive’s base salary, the same target bonus levels that were in effect for the 2011 Program. The performance metrics under the 2012 Program will once again be the Company’s revenue and non-GAAP operating income, although the bonus opportunity will be weighted 50% for each metric under the 2012 Program (as opposed to a weighting of 60% for non-GAAP operating income and 40% for revenue under the 2011 Program).

Tax Considerations

As part of its performance-based compensation program, the Company aims to compensate the named executive officers in a manner that is tax effective for the Company. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to each of the corporation’s named executive officers, other than the chief financial officer, as of the end of the fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Although the Compensation Committee considers the impact of Section 162(m) when developing and implementing executive compensation programs, the Compensation Committee believes that it is important and in the best interests of stockholders to preserve flexibility in designing compensation programs. Accordingly, the Compensation Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m). In practice, a significant portion of the compensation awarded under the Company’s incentive programs (including the Company’s grants of stock options and performance-based restricted stock unit awards under the executive incentive program for fiscal year 2010 described above) are intended to qualify as performance-based compensation exempt from Section 162(m) of the Internal Revenue Code. The Compensation Committee has from time to time approved, and may in the future approve, compensation arrangements for certain named executive officers that are not fully deductible. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Compensation Committee’s efforts, that compensation intended to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Stock Ownership Policy

In February 2011, the Board of Directors adopted a Stock Ownership Policy for the Company’s directors. The Stock Ownership Policy applies to Mr. Gecht in his role as director of the Company. The policy was adopted to further align the interests of our shareholders and directors. According to the policy, included in the Board of Directors’ Guidelines, directors are required to hold at least 10,000 shares of the Company’s common stock within the later of three years of first becoming a director or three years of the date of adoption of the stock ownership policy, and continue holding such required minimum as long as they continue serving as directors. In determining whether the stock ownership requirements were met, the Board of Directors shall take into account a director’s beneficial ownership, including shares of common stock held by the director, shares of common stock held in trust for the benefit of the director or his or her immediate family members, vested or unvested restricted stock and vested or unvested restricted stock units. The Nominating and Governance Committee may extend in its discretion the deadline for attainment of such stock ownership level.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has at any time been one of the Company’s named executive officers or employees or had any relationships requiring disclosure by the Company under the SEC rules requiring disclosure of certain relationships and related party transactions. None of the Company’s named executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more named executive officers serving on the Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Gill Cogan

Dan Maydan

Compensation of Executive Officers

Summary Compensation for 2011

The compensation paid by the Company to named executive officers for the fiscal years ended December 31, 2011, 2010 and 2009 is summarized as follows:

Name and principal position (a)	Year (b)	Salary (c)(1)	Bonus (d)(1)(4)	Stock awards (e)(2)(3)	Option awards (f)(2)(3)	Non-equity incentive plan compensation (g)(1)(4)	Change in pension value and nonqualified deferred compensation earnings (h)	All other compensation (i)(1)(5)	Total (j)
Guy Gecht, Chief Executive Officer	2011	$620,000	$—	$2,611,393	$—	$464,903	$—	$8,685	$3,704,981
	2010	542,500	—	2,024,909	555,815	—	—	9,335	3,132,559
	2009	554,125	—	836,829	1,546,708	—	—	28,714	2,966,376
Fred Rosenzweig, Former President(6)	2011	530,000	—	505,509	—	359,568	—	8,685	1,403,762
	2010	463,750	—	1,021,070	192,397	—	—	9,110	1,686,327
	2009	473,687	—	304,253	562,349	—	—	29,139	1,369,428
Vincent Pilette, Chief Financial Officer(7)	2011	350,000	—	2,929,079	—	174,963	—	6,118	3,460,160

(1)	All cash compensation earned by each named executive officer for the fiscal years of 2011, 2010 and 2009 is reflected in the “Salary,” “Bonus,” or “All Other Compensation” columns of this table. There were no deferred salaries or other compensation in 2011, 2010, or 2009. The amounts reported in the “Salary” column for 2010 and 2009 reflect voluntary salary reductions for the named executive officers effective April 2009, which were reinstated effective November 2010.
(2)	The amounts reported in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value determined in accordance with ASC 718 of equity-based awards granted during the applicable year. See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 regarding assumptions underlying the valuation of equity awards.
(3)	The amounts reported in the “Stock Awards” and “Option Awards” columns of the table above include the grant date fair value of performance-based awards granted to the named executive officers in each of these years based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards. The probable grant date fair value was determined assuming that the highest level of performance conditions would be achieved with respect to the portion of these awards attributable to our named executive officers.
(4)	As a result of Company and individual performance and economic conditions during fiscal year 2009, no bonuses were payable to the named executive officers under the executive bonus programs. For fiscal year 2010, named executive officer bonuses awarded under our executive bonus program were paid in shares of stock. These awards are reflected in the “Stock Awards” column of the table above. For fiscal year 2011, the named executive officer bonuses that were awarded under our executive bonus program are payable in cash and shares of stock. These awards are reflected in the “Non-equity Incentive Plan Compensation” and “Stock Awards” columns of the table above and in the “2011 Grants of Plan-Based Awards Table” below.
(5)	For fiscal year 2011, “All Other Compensation” includes 401(k) employer matching contributions and life insurance premiums as follows:

	Guy Gecht	Fred Rosenzweig	Vincent Pilette
401(k) matching contribution	$4,900	$4,900	$2,333
Life insurance premiums	3,785	3,785	3,785

Total	$8,685	$8,685	$6,118

(6)	Fred Rosenzweig resigned as President and his position on the Board of Directors effective December 31, 2011.
(7)	Vincent Pilette was appointed Chief Financial Officer of the Company effective January 1, 2011.

2011 Grants of Plan-Based Awards

Equity awards granted and estimated future payouts under equity incentive plans during the fiscal year ended December 31, 2011 to each of the Company’s named executive officers were are follows:

Name and Grant Date	Grant Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Guy Gecht
2/9/2011(3)	Performance-based RSUs	$—	$—	$—	—	17,383	17,383	—	—	—	$261,440
2/9/2011(4)	Performance-based RSUs	—	—	—	—	26,074	26,074	—	—	—	$392,153
2/9/2011(5)	Cash Accelerator	—	651,000	651,000	—	—	—	—	—	—	$—
8/15/2011(6)	Performance-based RSUs	—	—	—	23,833	71,500	71,500	—	—	—	$1,076,790
8/15/2011(7)	Restricted Stock Units	—	—	—	—	—	—	58,500	—	—	$881,010

Fred Rosenzweig
2/9/2011(3)	Performance-based RSUs	—	—	—	—	13,444	13,444	—	—	—	$202,198
2/9/2011(4)	Performance-based RSUs	—	—	—	—	20,167	20,167	—	—	—	$303,312
2/9/2011(5)	Cash Accelerator	—	503,500	503,500	—	—	—	—	—	—	$—

Vincent Pilette
1/5/2011(7)	Restricted Stock Units	—	—	—	—	—	—	60,000	—	—	$879,000
1/5/2011(8)	Performance-based RSUs	—	—	—	28,000	90,000	90,000	—	—	—	$1,126,400
2/9/2011(3)	Performance-based RSUs	—	—	—	—	6,542	6,542	—	—	—	$98,392
2/9/2011(4)	Performance-based RSUs	—	—	—	—	9,813	9,813	—	—	—	$147,587
2/9/2011(5)	Cash Accelerator	—	245,000	245,000	—	—	—	—	—	—	$—
8/15/2011(6)	Performance-based RSUs	—	—	—	8,250	24,750	24,750	—	—	—	$372,735
8/15/2011(7)	Restricted Stock Units	—	—	—	—	—	—	20,250	—	—	$304,965

(1)	“Threshold,” “Target,” and “Maximum” columns in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” and “Estimated Future Payouts Under Equity Incentive Plan Awards” columns, which were granted in February 2011, represent amounts payable under our 2011 annual target bonus program. Threshold achievement results in no bonus payout, while Target and Maximum achievement results in 100% bonus payout, with pro rata payouts for achievement between these levels.
(2)	Grant Date Fair Value of Stock and Option Awards represents the grant date fair value of the applicable award calculated in accordance with ASC 718. See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 regarding assumptions underlying the valuation of equity awards.
(3)	These RSUs vest based on achievement of 2011 revenue targets with pro rata vesting between the threshold of $520 million (0% vesting) and the target of $560 million (100% vesting). These RSUs fully vested on December 31, 2011, and were certified by the Compensation Committee on February 9, 2012 based on actual 2011 revenues of $592 million.
(4)	These RSUs vest based on achievement of 2011 non-GAAP operating income targets with pro rata vesting between the threshold of $45 million (0% vesting) and the target of $57.6 million (100% vesting). These RSUs fully vested on December 31, 2011, and were certified by the Compensation Committee on February 9, 2012, based on actual 2011 non-GAAP operating income of $72 million, prior to accounting for the impact of certain cash bonuses. Non-GAAP operating income is defined as operating income determined in accordance with GAAP, adjusted to remove the impact of certain expenses, and the tax effects of these adjustments.
(5)	The cash accelerator is payable based on a weighting of 40% toward achievement of 2011 revenue targets with pro rata vesting between the threshold of $560 million (0% vesting) and the target of $600 million (100% vesting) and 60% toward achievement of 2011 non-GAAP operating income targets with pro rata vesting between the threshold of $57.6 million (0% vesting) and the target of $71.2 million (100% vesting). The cash accelerator vested as to 92% of the award on December 31, 2011, based on actual 2011 revenue and non-GAAP operating income of $592 million and $72 million, respectively, prior to accounting for the impact of certain cash bonuses, as certified by the Compensation Committee on February 9, 2012. As discussed in the Compensation Discussion and Analysis above, on the recommendation of the named executive officers and approved by the Compensation Committee, the vesting of the cash accelerator was reduced to 71% to be more consistent with the levels awarded to non-executive management employees.
(6)	These RSUs vest by one-third upon achieving 21% revenue growth and 12% non-GAAP operating income growth during any four consecutive quarters between the first quarter of 2011 and the fourth quarter of 2012. These RSUs vest by an additional one-third upon achieving 30% revenue growth and 13% non-GAAP operating income growth during any four consecutive quarters between the first quarter of 2011 and the second quarter of 2013. These RSUs vest by an additional one-third upon achieving 40% revenue growth and 15% non-GAAP operating income growth during any four consecutive quarters between the first quarter of 2011 and the second quarter of 2014. These RSUs are forfeited to the extent that any of these performance criteria are not achieved. Non-GAAP operating income is defined as operating income determined in accordance with GAAP, adjusted to remove the impact of certain expenses, and the tax effects of these adjustments.
(7)	Each restricted stock unit award vests with respect to one-third of the units on the first, second, and third anniversaries of the date of grant.
(8)	These RSUs vest with respect to 28,000, 31,000, and 31,000 shares when the average closing stock price over a period of 20 consecutive trading days equals or exceeds $17.65, $21.17, and $24.70, respectively.

Description of Plan-Based Awards

Equity Incentive Plan Awards.    Each of the equity incentive awards reported in the above table was granted under, and is subject to, the terms of the Company’s 2009 Equity Incentive Award Plan (the “2009 Plan”). The 2009 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. Awards granted under the plan are generally only transferable to a beneficiary of a named executive officer upon his death or, in certain cases, to family members for tax or estate planning purposes.

Under the terms of the 2009 Plan, if there is a change in control of the Company, each named executive officer’s outstanding awards granted under the plan will generally become fully vested and exercisable, in the case of options, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be cancelled in exchange for the right to receive a cash payment in connection with the change in control transaction.

In addition, each named executive officer may be entitled to accelerated vesting of his outstanding equity-based awards upon certain terminations of his employment with the Company and/or a change in control of the Company. The terms of this accelerated vesting are described in the “Potential Payments upon Termination or Change in Control” section below.

Restricted Stock Units.    Grants of time-based restricted stock units made in 2011 to the named executive officers are reported in the table above under the heading “All Other Stock Awards: Number of Shares of Stock or Units.” The vesting requirements applicable to each award granted to the named executive officers in 2011 are described in the footnotes to the table above and in the “Long-Term Equity Incentive Program” section of the Compensation Discussion and Analysis. Restricted stock units are payable on vesting in an equal number of shares of the Company’s common stock. The named executive officer does not have the right to vote or dispose of the restricted stock units and does not have any dividend rights with respect to the restricted stock units.

Performance Awards under Bonus Program.    As described above, the named executive officers’ 2011 bonus opportunities were granted in the form of restricted stock unit awards, supplemented by a cash accelerator, under our annual bonus program. These awards were granted in February 2011 and are reported in the table above under the headings “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” and “Estimated Future Payouts Under Equity Incentive Plan Awards.” The material terms of these awards reported in the above table are described in the Compensation Discussion and Analysis section above under the heading “Short-Term Incentive Compensation.”

Other Performance Awards.    As described above, the named executive officers were granted performance awards in the form of restricted stock unit awards, which vest based on long-term revenue and non-GAAP operating income targets. These awards were granted in August 2011 and are reported in the table above under the heading “Estimated Future Payouts Under Equity Incentive Plan Awards.” The material terms of these awards reported in the above table are described in the Compensation Discussion and Analysis section above under the heading “Long-Term Equity Incentive Program.”

Market-based Awards Granted to our Chief Financial Officer.    As described above, we granted 90,000 market-based restricted stock units to our Chief Financial Officer. This award is reported in the table above under the heading “Estimated Future Payouts Under Equity Incentive Plan Awards.” The material terms of this award reported in the above table are described in the Compensation Discussion and Analysis section above under the heading “Long-Term Equity Incentive Program.”

Outstanding Equity Awards at 2011 Fiscal Year-End

Certain information with respect to unexercised options and unvested stock awards granted to named executive officers as of the fiscal year end December 31, 2011 is as follows:

			Option Awards					Stock Awards
Name (a)	Grant Date		Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Equity incentive plan awards: Number of securities underlying unexercised options (#) (d)	Option exercise price per share ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Guy Gecht	4/11/2005	(1)	197,639	—	—	$17.00	4/11/2012	—	$—	—	$—
	2/26/2008	(2)	350,000	—	—	$15.88	2/26/2015	—	—	—	—
	8/28/2009	(4)	43,707	—	43,707	$10.77	8/28/2016	—	—	—	—
	8/28/2009	(5)	3,885	—	3,885	$10.77	8/28/2016	—	—	—	—
	8/28/2009	(6)	75,757	40,793	—	$10.77	8/28/2016	—	—	—	—
	8/28/2009	(3)	—	—	—	—	—	25,900	$369,075	—	—
	8/20/2010	(6)	45,500	84,500	—	$11.40	8/20/2017	—	—	—	—
	8/20/2010	(3)	—	—	—	—	—	80,000	$1,140,000	—	—
	2/9/2011	(7)	—	—	—	—	—	17,383	$247,708	—	—
	2/9/2011	(8)	—	—	—	—	—	26,074	$371,555	—	—
	8/15/2011	(9)	—	—	—	—	—	—	—	23,833	$339,620
	8/15/2011	(3)	—	—	—	—	—	58,500	$833,625	—	—
Fred Rosenzweig	4/25/2002	(1)	51,866	—	—	$17.50	4/24/2012	—	—	—	—
	4/11/2005	(1)	166,667	—	—	$17.00	4/11/2012	—	—	—	—
	2/26/2008	(2)	154,575	—	—	$15.88	2/26/2015	—	—	—	—
	8/28/2009	(4)	15,891	—	15,891	$10.77	8/28/2016	—	—	—	—
	8/28/2009	(5)	1,413	—	1,413	$10.77	8/28/2016	—	—	—	—
	8/28/2009	(6)	2,121	14,832	—	$10.77	8/28/2016	—	—	—	—
	8/28/2009	(3)	—	—	—	—	—	9,416	$134,178	—	—
	8/20/2010	(6)	15,750	29,250	—	$11.40	8/20/2017	—	—	—	—
	8/20/2010	(3)	—	—	—	—	—	30,000	$427,500	—	—
	2/9/2011	(7)	—	—	—	—	—	13,444	$191,577	—	—
	2/9/2011	(8)	—	—	—	—	—	20,167	$287,380	—	—
Vincent Pilette	1/5/2011	(10)	—	—	—	—	—	—	—	31,000	$441,750
	1/5/2011	(3)	—	—	—	—	—	60,000	$855,000	—	—
	2/9/2011	(7)	—	—	—	—	—	6,542	$93,224	—	—
	2/9/2011	(8)	—	—	—	—	—	9,813	$139,835	—	—
	8/15/2011	(9)	—	—	—	—	—	—	—	8,250	$117,563
	8/15/2011	(3)	—	—	—	—	—	20,250	$288,563	—	—

(1)	Each option vests with respect to 25% of the shares subject thereto on January 31, 2006 and then at a rate of 2.5% of the total number of shares subject to the option per month over the next thirty months.
(2)	Each option vests with respect to 33% of the shares subject thereto on the first anniversary of the date of grant and thereafter with respect to an additional 2.23% of the shares each month, with full vesting in 42 months from the date of grant.
(3)	Each restricted stock unit award vests with respect to one-third of the restricted stock units on the first, second and third anniversary of the date of grant.
(4)	Each option vests with respect to 25% of the shares subject thereto when the average closing stock price over a period of 20 consecutive trading days equals or exceeds $16.16, $18.85, $21.54, and $24.23, respectively. The threshold performance goal requiring that an average stock price of $16.16 be realized for 20 consecutive trading days was achieved on April 27, 2011, resulting in the vesting of 43,707 and 15,891 shares for Mr. Gecht and Mr. Rosenzweig, respectively. The number of securities underlying unexercised options shown in column (d) above is based on achieving the next performance level, which requires that an average stock price of $18.85 is realized for 20 consecutive trading days.
(5)

Each option vests with respect to 20% of the shares subject thereto when non-GAAP return on equity for the year then ended exceeds non-GAAP return on equity for the year ended December 31, 2008 by 2, 4, 6, 8, and 10 percentage points, respectively. Non-GAAP return on equity is defined as non-GAAP net income divided by stockholders’ equity. Non-GAAP net income is defined as net income determined in accordance with GAAP, adjusted to remove the impact of certain expenses, and the tax effects of these adjustments.The threshold performance goal requiring that non-GAAP return on equity exceed non-GAAP return on equity for the year ended December 31, 2008 by 2 percentage points was achieved on December 31, 2011, and certified by the Compensation Committee on

February 9, 2012, resulting in the vesting of 3,885 and 1,413 shares for Mr. Gecht and Mr. Rosenzweig, respectively. The number of securities underlying unexercised options shown in column (d) above is based on achieving the next performance level, which requires that non-GAAP return on equity exceed non-GAAP return on equity for the year ended December 31, 2008 by four percentage points.
(6)	Each option vests with respect to 25% of the shares subject thereto on the first anniversary of the date of grant and then at a rate of 2.5% of the total number of shares subject to the option per month over the next thirty months.
(7)	These RSUs vest based on achievement of 2011 revenue targets with pro rata vesting between the threshold of $520 million (0% vesting) and the target of $560 million (100% vesting). These RSUs fully vested on December 31, 2011, and were certified by the Compensation Committee on February 9, 2012, based on actual 2011 revenues of $592 million.
(8)	These RSUs vest based on achievement of 2011 non-GAAP operating income targets with pro rata vesting between the threshold of $45 million (0% vesting) and the target of $58 million (100% vesting). These RSUs fully vested on December 31, 2011, and were certified by the Compensation Committee on February 9, 2012, based on actual 2011 non-GAAP operating income of $72 million, prior to accounting for the impact of certain cash bonuses. Non-GAAP operating income is defined as operating income determined in accordance with GAAP, adjusted to remove the impact of certain expenses, and the tax effects of these adjustments.
(9)	These RSUs vest by one-third upon achieving 21% revenue growth and 12% non-GAAP operating income growth during any four consecutive quarters between the first quarter of 2011 and the fourth quarter of 2012. These RSUs vest by an additional one-third upon achieving 30% revenue growth and 13% non-GAAP operating income growth during any four consecutive quarters between the first quarter of 2011 and the second quarter of 2013. These RSUs vest by an additional one-third upon achieving 40% revenue growth and 15% non-GAAP operating income growth during any four consecutive quarters between the first quarter of 2011 and the second quarter of 2014. These RSUs are forfeited to the extent that any of these performance criteria are not achieved. Non-GAAP operating income is defined as operating income determined in accordance with GAAP, adjusted to remove the impact of certain expenses, and the tax effects of these adjustments. The number of securities underlying unvested RSUs shown in column (i) above is based on achieving the threshold performance goal, which requires 21% revenue growth and 12% non-GAAP operating income growth during any four consecutive quarters between the first quarter of 2011 and the fourth quarter of 2012.
(10)	These RSUs vest with respect to 28,000, 31,000, and 31,000 shares when the average closing stock price over a period of 20 consecutive trading days equals or exceeds $17.65, $21.17, and $24.70, respectively. The threshold performance goal requiring that an average stock price of $17.65 be realized for 20 consecutive trading days was achieved on January 10, 2011, resulting in the vesting of 28,000 shares. The number of securities underlying unvested RSUs shown in column (i) above is based on achieving the next performance level, which requires that an average stock price of $21.17 is realized for 20 consecutive trading days.

Option Exercises and Stock Vested in 2011

Options exercised and restricted stock awards vested by the named executive officers during the fiscal year ended December 31, 2011 were as follows:

	Option Awards		Stock Awards
Name (a)	Number of shares acquired on exercise (#)(b)	Value realized on exercise ($)(c)(1)	Number of shares acquired on vesting (#)(d)	Value realized on vesting ($)(e)(2)
Guy Gecht	—	$—	194,179	$2,791,390
Fred Rosenzweig	70,847	1,236,956	115,702	1,682,839
Vincent Pilette	—	—	28,000	528,920

(1)	The dollar amounts shown in Column (c) above for option awards are determined by multiplying (i) the number of shares to which the exercise of the option related by (ii) the difference between the per-share price of our common stock on the date of exercise and the exercise price of the options.
(2)	The dollar amounts shown in Column (e) for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share price of our common stock on the vesting date.

Pension Benefits

The Company does not provide Pension Benefits to its employees.

Nonqualified Deferred Compensation

The Company historically has not provided nonqualified deferred compensation to its employees.

Employment Agreements

The Company has entered into employment agreements with each of its named executive officers. The employment agreements for each of Mr. Gecht and Mr. Rosenzweig were effective as of August 1, 2006, have an initial term of three years and automatically renew for additional one year periods unless terminated by either party upon sixty days written notice prior to the expiration of the agreement. The employment agreement for Mr. Pilette was effective as of January 1, 2011. Each named executive officer’s employment with the Company is at-will, and either party may terminate the employment relationship at any time for any reason, with or without cause and with or without notice.

Each employment agreement provides, among other things, that:

•	the named executive officer shall be provided with a base salary and will be eligible for bonuses under the annual management bonus program as approved by the Compensation Committee;

•	the named executive officer is eligible to receive stock options and other equity awards based on the named executive officer’s performance;

•

in the event that the Company terminates the named executive officer’s employment without cause or the named executive officer voluntarily terminates his employment for good reason, the named executive officer is eligible for severance benefits consisting of salary continuation, a pro-rata bonus (in the case of Mr. Gecht and Mr. Rosenzweig, based on salary levels prior to the voluntary salary reduction instituted in April 2009), employer subsidized health benefit continuation under COBRA, and outplacement services;

•

if the named executive officer becomes entitled to receive severance, the vesting of the named executive officer’s outstanding and unvested stock options and other equity awards shall be either partially or fully accelerated, performance conditions waived, and the post-termination exercise period for stock options shall be extended;

•

in the case of Mr. Gecht and Mr. Rosenzweig, if the named executive officer is required to pay tax penalties under Section 409A of the Internal Revenue Code in connection with his receipt of severance benefits, the Company shall pay the named executive officer a gross up payment to hold the named executive officer harmless, on an after-tax basis, for any such penalties; and

•	the named executive officer is subject to a non-solicitation covenant during his employment and for one year following termination of employment.

For more information on the severance provisions of these employment agreements, please see the severance tables and related footnotes in the section below.

As noted above, Mr. Rosenzweig resigned as the Company’s President effective December 31, 2011. In July 2011, the Company entered into a retirement and transition agreement with Mr. Rosenzweig, as amended on January 11, 2012. The agreement, as amended, provides that the terms of Mr. Rosenzweig’s employment agreement apply through his resignation as President on December 31, 2011, that he will remain employed by the Company on a part-time basis from January 1, 2012 through February 29, 2012, and that he will provide consulting services thereafter to the Company at a rate of $220 per hour through August 31, 2012. Mr. Rosenzweig’s equity awards that are subject to time-based vesting, as well as his performance-based restricted stock units granted on February 9, 2011, will continue to vest in accordance with their terms through August 31, 2012, subject to his continued service to the Company. The agreement also contains a release of claims by Mr. Rosenzweig and certain restrictive covenants in favor of the Company.

Potential Payments upon Termination or Change of Control

Potential payments that may be made to the Company’s named executive officers upon a termination of employment or a change of control, pursuant to their employment agreements or otherwise, are set forth below. As indicated herein, Mr. Rosenzweig resigned as the Company’s President effective December 31, 2011. No payments described below in this section were triggered as a result of his resignation.

Quantitative benefits that would have accrued to each of the Company’s named executive officers employed by the Company on December 31, 2011 are estimated below. These estimates of quantitative benefits assume that the termination of employment and/or change in control triggering payment of these benefits occurred on the last business day of 2011, with benefits being valued using the closing sales price of the Company’s common stock on such date ($14.25). Receipt of these benefits is subject to the Company’s receipt of an executed separation agreement and full release of all claims from the named executive officer. The executive’s actual benefits upon a termination or change of control may be different from those described below if such event were to occur on any other date or at any other price, or if any assumption is not factually correct.

Name	Lump sum severance payment ($)(1)	Outplacement benefits ($)(2)	Continued health care coverage benefits ($)(3)	Value of accelerated vesting of stock options and restricted stock units ($)(4)	Total ($)
Guy Gecht	$2,324,179	$35,000	$31,440	$1,130,541	$3,521,160
Fred Rosenzweig	1,633,532	35,000	31,539	331,300	2,031,371
Vincent Pilette	933,024	35,000	10,662	483,906	1,462,592

(1)	The amount shown is the lump sum severance payment that consists of 24 months of base salary for Mr. Gecht and 18 months for Mr. Rosenzweig and Mr. Pilette, plus an amount equal to the value of the bonus that the named executive officer would have earned in 2011 based upon the level of performance targets applicable to the bonus that were attained. If the named executive officer is terminated during the year by the Company without cause or by the executive for good reason, the bonus is prorated for the portion of the year that the named executive officer was with the Company
(2)	Messrs. Gecht, Rosenzweig, and Pilette would be entitled to outplacement services up to a maximum of $35,000.
(3)	Messrs. Gecht, Rosenzweig, and Pilette would be entitled to premium reimbursement for health insurance coverage under Part 6 of Title I of ERISA (COBRA) for up to 18 months.
(4)	Other than restricted stock unit awards related to the 2011 executive bonus program which would be treated as described above in Note 1, Messrs. Gecht, Rosenzweig and Pilette would be entitled to accelerated vesting of options and restricted stock unis with respect to that number of shares that would otherwise have vested during the six month period following the termination date without giving any consideration to performance conditions. For options and restricted stock units that vest on an annual basis, credit is given as if the vesting accrued monthly. The value of the accelerated options and restricted stock units is calculated based on the Company’s closing stock price at December 31, 2011 of $14.25 per share, less the exercise price with respect to accelerated options. The number of stock options and restricted stock units subject to acceleration for each named executive officer if a termination by the Company without cause or by the named executive officer for good reason had occurred on December 31, 2011, were as follows:

Name	Stock Options (#)	Restricted Stock Units (#)
Guy Gecht	36,983	71,167
Fred Rosenzweig	13,107	20,347
Vincent Pilette	—	33,958

The table below sets forth potential payments to the company’s named executive officers upon termination without cause by the company or upon termination for good reason by the named executive officers, within 24 months following a change of control as follows:

Name	Lump sum severance payment ($)(1)	Outplacement benefits ($)(2)	Continued health care coverage benefits ($)(3)	Value of accelerated vesting of stock options and restricted stock units ($)(4)	Total ($)
Guy Gecht	$3,130,276	$35,000	$31,440	$4,254,729	$7,451,445
Fred Rosenzweig	2,042,464	35,000	31,539	882,213	2,991,216
Vincent Pilette	1,178,061	35,000	10,662	2,379,750	3,603,473

(1)	The amount shown is the lump sum severance payment that consists of 36 months of base salary for Mr. Gecht and 24 months for Mr. Rosenzweig and Mr. Pilette, plus an amount equal to the value of the bonus that the named executive officer would have earned in 2011 assuming that 100% of any performance targets applicable to the bonus were attained.
(2)	Messrs. Gecht, Rosenzweig, and Pilette would be entitled to outplacement services up to a maximum of $35,000.
(3)	Messrs. Gecht, Rosenzweig, and Pilette would be entitled to premium reimbursement for health insurance coverage under Part 6 of Title I of ERISA (COBRA) for up to 18 months.
(4)	Messrs. Gecht, Rosenzweig, and Pilette would be entitled to accelerated vesting on 100% of all unvested options and restricted stock units as of their termination date without giving consideration to performance conditions, if any. The value of the accelerated options and restricted stock units is calculated based on the Company’s closing stock price at December 31, 2011 of $14.25 per share, less the exercise price with respect to accelerated options. The number of stock options and restricted stock units subject to acceleration for each named executive officer if a termination by the Company without cause or by the executive for good reason had occurred on December 31, 2011 (assuming such termination was within 24 months after a change of control) are as follows:

Name	Stock Options (#)	Restricted Stock Units (#)
Guy Gecht	271,951	235,900
Fred Rosenzweig	97,403	39,416
Vincent Pilette	—	167,000

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2011 concerning securities that are authorized under the Company’s equity compensation plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column 1)
Equity compensation plans approved by stockholders	4,956,171	(1)	$14.67	(2)	3,561,762	(3)
Equity compensation plans not approved by stockholders	—		—		—

Total	4,956,171		$14.67		3,561,762

(1)	Includes options outstanding as of December 31, 2011, representing 3,222 shares with an average exercise price of $27.39 per share that were assumed in connection with business combinations.
(2)	Calculated without taking into account 2,502,936 shares of RSUs that will become issuable as those units vest without any cash consideration or other payment required for such shares.
(3)	Includes 2,012,534 shares available under the 2009 Plan and 1,549,228 shares available under the ESPP.

Compensation Risk Assessment

The Company does not believe that its compensation programs encourage unnecessary risk-taking that could have a material adverse effect on the Company as a whole. In 2012, the Compensation Committee, with the assistance of Mercer, has reviewed the elements of (i) the Company’s compensation programs and practices for all employees and (ii) of executive compensation for fiscal year 2011 to determine whether any portion of the program encouraged excessive risk taking. Following that review, the Compensation Committee does not believe that the Company’s compensation programs and practices applicable to employees create risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee also believes that the mix and design of the elements of our executive compensation program do not encourage management to take excessive risks, based on the following factors:

•

Compensation is allocated among base salaries and short and long-term compensation in a way as to not encourage excessive risk taking. The base salaries are fixed in order to provide the executives with a stable cash income, which allows them to focus on the Company’s issues and objectives as a whole. The short and long-term compensation are designed to both reward Company’s overall performance and align the named executive officers’ interest with those of our stockholders;

•

Our annual bonus program is intended to balance risk and encourage our named executive officers to focus on specific short-term goals important to our success. While our annual bonus program is based on achievement of annual goals, and annual goals could encourage the taking of short-term risks at the expense of long-term results, our named executive officers’ annual bonus awards are determined based on a combination of objective corporate performance criteria as described above. In addition, threshold and target levels of performance, payouts at multiple levels of performance, and evaluation of performance based on objective measures are intended to assist in mitigating excessive risk taking. Finally, the awards payable under our annual bonus program are subject to a maximum number of shares with respect to the RSU portion of the award and a maximum cash payout with respect to the cash portion of the award, which limit the overall payout potential;

•

Awards to our named executive officers under our annual bonus program for fiscal year 2011 for their on-target bonus amounts were made in the form of performance-based restricted stock unit awards that help further align named executive officers’ interests with those of our stockholders because the ultimate value of the awards is tied to the Company’s stock price. The performance measures used to determine the payment of awards to our named executive officers are Company-wide measures only, as opposed to measures linked to the performance of a particular business segment. Applying Company-wide performance measures is designed to encourage our named executive officers to make decisions that are in the best long-term interests of the Company and our stockholders;

•

Awards to our named executive officers under our long-term equity incentive program in 2011 consisted of 55% performance-based restricted stock units and 45% time-based restricted stock units. The value of restricted stock units is tied directly to our stock price to help further align our executives’ interests with those of our stockholders. As with the performance-based restricted stock units granted under our annual bonus program, the performance awards granted under our long-term equity program vest based on the achievement of Company-wide performance measures in addition to continued employment requirements and are intended to both provide a retention incentive and enhance executives’ focus on specific financial goals considered important to the Company’s long-term growth. Because these time-based and performance-based awards will generally remain outstanding for a period of years, they help ensure that executives always have significant value tied to delivering long-term stockholder value.

•	Mr. Gecht owns approximately 2% of the Company’s outstanding common stock which significantly aligns his interests with the stockholders’ interests.

AUDIT COMMITTEE REPORT

As more fully described in its Charter, the Audit Committee oversees the accounting and financial reporting processes of the Company and audits of the financial statements of the Company and assists the Board of Directors in oversight and monitoring of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, and the Company’s systems of internal controls.

In the performance of its oversight function, the Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2011, included in the Company’s Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed these audited financial statements and overall financial reporting process, including the Company’s system of internal controls, with management of the Company.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has received the written disclosures and the letter from PwC required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” as amended, and has discussed with PwC the independence of PwC from the Company.

Based on the review and discussions referred to above in this Report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

AUDIT COMMITTEE

Eric Brown

Richard A. Kashnow

Thomas Georgens

NO INCORPORATION BY REFERENCE

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that the Company is referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors

/s/ BRYAN KO
Bryan Ko
Secretary

Dated: April 5, 2012

SAMPLE PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ELECTRONICS FOR IMAGING, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 11, 2012

The undersigned stockholder of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 5, 2012, and hereby appoints Guy Gecht and Bryan Ko, or either of them, his, her or its proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the proxies, to represent the undersigned at the 2012 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on May 11, 2012 at 9:00 a.m., Pacific Time, at the Company’s corporate headquarters, 303 Velocity Way, Foster City, California 94404, and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this Proxy. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

ELECTRONICS FOR IMAGING, INC.

MAY 11, 2012

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 11, 2012: The Company’s Proxy Statement dated April 5, 2012 and Annual Report for the fiscal year ended December 31, 2011 are available electronically at http://ir.efi.com/proxy.cfm.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

À  Please detach along perforated line and mail in the envelope provided.  À

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends that you vote FOR each nominee for director in the following proposal:

1. Election of Directors.

NOMINEES:
o Eric Brown
☐	FOR ALL NOMINEES	o Gill Cogan
o Guy Gecht
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	o Thomas Georgens
o Richard A. Kashnow
o Dan Maydan
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

The Board of Directors recommends that you vote FOR the following proposal:

2. To approve a non-binding advisory proposal on executive compensation.

☐	FOR

☐	AGAINST

☐	ABSTAIN

The Board of Directors recommends that you vote FOR the following proposal:

3. To ratify the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

☐	FOR

☐	AGAINST

☐	ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other matter or matters that may properly come before the meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the
registered name(s) on the account may not be submitted via this method.	☐

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” ELECTION OF ALL THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate
name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■